UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Quotient Technology Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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PROXY STATEMENT

FOR 2019 ANNUAL MEETING OF STOCKHOLDERS

QUOTIENT TECHNOLOGY INC.

400 LOGUE AVENUE

MOUNTAIN VIEW, CA 94043

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 10:00 a.m. Pacific Daylight Time on Monday, June 3, 2019

TO THE STOCKHOLDERS OF QUOTIENT TECHNOLOGY INC.:

The Annual Meeting of Stockholders (“Annual Meeting”) of Quotient Technology Inc., a Delaware corporation (“Quotient” or the “Company”), will be held on Monday, June 3, 2019, at 10:00 a.m. PDT, at Quotient’s headquarters located at 400 Logue Avenue, Mountain View, California 94043, for the following purposes as more fully described in the accompanying proxy statement:

1.

To elect our Board of Directors’ three nominees for Class II directors named herein to serve until the 2022 annual meeting of stockholders and until their successors are duly elected and qualified, subject to earlier resignation or removal;

2.	To approve, on an advisory basis, the compensation of our named executive officers, as disclosed in this proxy statement in accordance with Securities and Exchange Commission (“SEC”) rules;
3.	To indicate, on an advisory basis, the preferred frequency of stockholder advisory votes on the compensation of our named executive officers;
4.	To ratify the selection by the Audit Committee of our Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2019; and
5.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Only stockholders of record of our common stock at the close of business on April 12, 2019 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. Further information regarding voting rights and the matters to be voted upon is presented in our proxy statement.

In accordance with SEC rules, we sent a Notice of Internet Availability of Proxy Materials on or about April 22, 2019 and provided access to our proxy materials over the internet on or before that date, to the holders of record of our common stock as of the close of business on the Record Date.

If you have any further questions about voting or attending the Annual Meeting, please contact our proxy solicitor, D.F. King & Co., Inc. Stockholders may call toll-free at (800) 549-6746, and banks and brokers may call collect at (212) 269-5550. D.F. King may be reached by email at Quot@dfking.com. If you have any general questions regarding the Annual Meeting, please visit our website at www.quotient.com or contact our investor relations department at (650) 605-4600 (option 7).  Our Annual Report on Form 10-K for the year ended December 31, 2018 and our 2019 Proxy Statement are available at http://www.astproxyportal.com/ast/18720.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting of Stockholders, we urge you to submit your vote via the internet, telephone or mail.

We appreciate your continued support of Quotient and look forward to receiving your proxy.

By order of the Board of Directors,

Connie Chen

General Counsel and Secretary

Mountain View, California

April 22, 2019

As used in this proxy statement, the terms “Quotient,” the “Company,” “we,” “us,” and “our” mean Quotient Technology Inc. and its subsidiaries unless the context indicates otherwise.

PROXY STATEMENT

FOR 2019 ANNUAL MEETING OF STOCKHOLDERS

to be held on Monday, June 3, 2019 at 10:00 a.m. PDT

This proxy statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by our Board of Directors (the “Board”) for use at the annual meeting of stockholders to be held at 10:00 a.m. PDT on Monday, June 3, 2019, and any postponements or adjournments thereof, which we refer to as the Annual Meeting. The Annual Meeting will be held at Quotient’s headquarters located at 400 Logue Avenue, Mountain View, California 94043. This proxy statement and the accompanying form of proxy are first being mailed to stockholders on or about April 22, 2019. Our annual report for the year ended December 31, 2018 is enclosed with this proxy statement. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. Please read it carefully.

QUESTIONS AND ANSWERS

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.

What matters am I voting on?

You will be voting on:

•       a proposal for the election of our Board’s three nominees for Class II directors named herein to hold office until the 2022 annual meeting of stockholders and until their successors are elected and qualified, subject to earlier resignation or removal;

• a proposal to approve on an advisory basis, the compensation of our named executive officers, as disclosed in this proxy statement in accordance with SEC rules;
• a proposal to indicate, on an advisory basis, the preferred frequency of stockholder advisory votes on the compensation of our named executive officers;
• a proposal to ratify the selection by the Audit Committee of our Board of Ernst & Young LLP, as our independent registered public accounting firm for the year ending December 31, 2019; and
• any other business that may properly come before the Annual Meeting.

How does the Board recommend I vote on these proposals?

The Board recommends a vote:

•

FOR the election of Steven Boal, Robert McDonald and Michelle McKenna, as Class II directors to hold office until the 2022 Annual Meeting of Stockholders and until their successors are elected and qualified, subject to earlier resignation or removal;

•	FOR the compensation of our named executive officers described in this proxy statement;
•	FOR the frequency of every one year for the solicitation of advisory stockholder approval of the compensation paid to our named executive officers; and
•	FOR the ratification of the selection by the Audit Committee of our Board of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2019.

Who is entitled to vote?

Holders of our common stock as of the close of business on April 12, 2019 (the “Record Date”), may vote at the Annual Meeting. As of the Record Date, we had 93,559,660 shares of common stock outstanding. In deciding all matters at the Annual Meeting, each holder of common stock of Quotient will be entitled to one vote for each share of common stock held as of the close of business on the Record Date. We do not have cumulative voting rights for the election of directors.

Registered Stockholders. If your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and the proxy materials were provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting.

Street Name Stockholders. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name and the proxy materials were forwarded to you by your broker or nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since beneficial owners are not stockholders of record, you may not vote your shares in person at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of the proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use. Throughout this proxy, we refer to stockholders who hold their shares through a broker, bank or other nominee as “street name holders.”

How do I vote?

If you are a stockholder of record, there are four ways to vote:

• vote by internet— visit http://www.voteproxy.com, 24 hours a day, seven days a week, until 11:59 p.m. EDT on June 2, 2019 (have your proxy card in hand when you visit the website);
• vote by telephone—call toll-free at 1-800-PROXIES (1-800-776-9437) (have your proxy card in hand when you call);
• vote by mail—simply complete, sign and date the enclosed proxy card and return it before the Annual Meeting in the envelope provided; or
• vote in person—we will provide a ballot to stockholders who attend the Annual Meeting and wish to vote in person.

Street name holders may submit their voting instructions by internet or telephone using the information provided by their respective brokers or other nominees and may complete and mail voting instruction forms to their respective brokers or nominees. However, street name holders may not vote by written ballot at the Annual Meeting unless they obtain a legal proxy from their respective brokers or nominees.

Can I change my vote?

Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:

• entering a new vote by internet or by telephone (until 11:59 p.m. EDT on June 2, 2019);
• returning a later-dated proxy card so that it is received prior to the Annual Meeting;
• notifying the Secretary of Quotient, in writing, at the address listed on the front page; or
• completing a written ballot at the Annual Meeting.

Street name holders may change their voting instructions by submitting new instructions by internet or by telephone or by returning a later-dated voting instruction form to their respective brokers or nominees. In addition, street name holders who obtain a legal proxy from their respective brokers or nominees may change their votes by completing a ballot at the Annual Meeting.

What do I need to do to attend the Annual Meeting in person?

Seating will begin at 9:30 a.m. PDT and the meeting will begin at 10:00 a.m. PDT. On the day of the meeting, each stockholder will be required to present valid picture identification such as a driver’s license or passport. Street name holders will also be required to present proof of beneficial ownership as of the Record Date, such as your most recent account statement reflecting your stock ownership as of to the Record Date, along with a copy of the voting instruction card provided by your broker, bank, trustee or other nominee or similar evidence of ownership.

Use of cameras, recording devices, computers and other personal electronic devices will not be permitted at the Annual Meeting. Photography and video are prohibited at the Annual Meeting.

Please allow ample time for check-in. Persons will be subject to search.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our Board. Steven Boal and Connie Chen have been designated as proxies by our Board. When proxy votes are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our Board as described above. If any matters not described in the Proxy Statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is adjourned, the proxy holders can vote your shares at the adjourned meeting date as well, unless you have properly revoked your proxy instructions, as described above.

What is a quorum?

A quorum is the minimum number of shares required to be present at the Annual Meeting for the meeting to be properly held under our Amended and Restated Bylaws (our “Bylaws”) and Delaware state law. The presence, in person or by proxy, of a majority of the voting power of the shares of stock entitled to vote at the meeting will constitute a quorum at the meeting. A proxy submitted by a stockholder may indicate that the shares represented by the proxy are not being voted (“stockholder withholding”) with respect to a particular matter. In addition, a broker may not be permitted to vote on shares held in street name on a particular matter in the absence of instructions from the beneficial owner of the stock (“broker non-vote”). The shares subject to a proxy which are not being voted on a particular matter because of either stockholder withholding or broker non-votes will count for purposes of determining the presence of a quorum. Abstentions are counted in the determination of a quorum.

How many votes are needed for approval of each matter?

•

Proposal No. 1: The election of directors requires a plurality of the votes cast by the holders of shares present in person or represented by proxy at the meeting and entitled to vote thereon, to be approved. “Plurality” means that the nominees who receive the largest number of votes cast “FOR” are elected as directors. Only votes “FOR” will affect the outcome, and any shares not voted “FOR” a particular nominee (including as a result of stockholder withholding or a broker non-vote) will not be counted in such nominee’s favor.

•

Proposal No. 2.  The advisory approval of the compensation of our named executive officers must receive the affirmative vote of a majority of the votes cast by the holders of shares present in person or represented by proxy at the meeting and entitled to vote thereon to be approved. Abstentions are considered votes present and entitled to vote on this proposal, and thus have the same effect as a vote “AGAINST” the proposal.

•

Proposal No. 3.  For the advisory vote on the frequency of stockholder advisory votes on our named executive officers’ compensation, the frequency receiving the affirmative vote of a majority of the votes cast by the holders of shares present in person or represented by proxy at the meeting and entitled to vote thereon to be approved will be considered the frequency preferred by the stockholders. Abstentions are considered votes present and entitled to vote on this proposal, and thus have the same effect as a vote “AGAINST” each of the proposed voting frequencies.

•

Proposal No. 4: The ratification of the appointment of Ernst & Young LLP must receive the affirmative vote of a majority of the votes cast by the holders of shares present in person or represented by proxy at the meeting and entitled to vote thereon to be approved. Abstentions are considered votes present and entitled to vote on this proposal, and thus have the same effect as a vote “AGAINST” the proposal.

How are proxies solicited for the Annual Meeting?

The Board is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by Quotient. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending these proxy materials to you if a broker or other nominee holds your shares. In addition to solicitation by mail, some of our directors, officers and employees may solicit proxies in person or by telephone for no additional compensation. We have retained D.F. King & Co., Inc., to assist in the solicitation of proxies under customary terms and anticipate that this will cost us approximately $8,500 plus certain out-of-pocket expenses.

How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?

Brokerage firms and other intermediaries holding shares of common stock in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker may have discretion to vote your shares in its discretion. Under the rules of the NYSE, brokers, banks and other securities intermediaries that are subject to NYSE rules may use their discretion to vote your “uninstructed” shares with respect to all matters considered to be “routine” under NYSE rules, but not with respect to “non-routine” matters. In this regard, the proposal to ratify the selection of Ernst & Young LLP (Proposal No. 4) is considered to be a “routine” matter under NYSE rules, meaning that if you do not return voting instructions to your broker by its deadline, your shares may be voted by your broker in its discretion on this proposal. Your broker will not have discretion to vote on (i) the election of directors (Proposal No. 1), (ii) advisory approval of the compensation of our named executive officers (Proposal No. 2) and (iii) advisory vote on the frequency of stockholder advisory votes on executive compensation (Proposal No. 3), which are considered “non-routine” matters under NYSE rules.

Why did I receive a notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the SEC, Quotient has elected to provide access to our proxy materials over the internet.  Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) with instructions on how to access the proxy materials online or request a printed copy of the materials.

Stockholders may follow the instructions in the Notice of Internet Availability to elect to receive future proxy materials in print by mail or electronically by email. We encourage stockholders to take advantage of the availability of the proxy materials online to help reduce the environmental impact of our annual meetings, and reduce Quotient’s printing and mailing costs.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

Quotient has adopted a procedure called “householding.”  Under this procedure, Quotient may deliver a single copy of the Notice of Internet Availability and, if you requested printed versions by mail, this Proxy Statement and the Annual Report to multiple stockholders who share the same address, unless Quotient has received contrary instructions from one or more stockholders. This procedure reduces the environmental impact of our annual meetings and reduces Quotient’s printing and mailing costs. Stockholders who participate in householding will continue to receive separate proxy cards.  Upon written or oral request, Quotient will deliver promptly a separate copy of the Notice of Internet Availability and, if you requested printed versions by mail, this Proxy Statement and the Annual Report to any stockholder that elects not to participate in householding.

To receive, free of charge, a separate copy of the Notice of Internet Availability and, if you requested printed versions by mail, this Proxy Statement or the Annual Report, or separate copies of any future notice, proxy statement, or annual report, you may write or call Quotient at the following email address, physical address, or phone number:

IR@quotient.com

Quotient Technology Inc.

Attention: Investor Relations

400 Logue Avenue

Mountain View, California 94043

(650) 605-4600 (option 7)

If you are receiving more than one copy of the proxy materials at a single address and would like to participate in householding, please contact Quotient at the email address, physical address, or phone number above.  Stockholders who hold shares in “street name” may contact their brokerage firm, bank, broker-dealer, or other similar organization to request information about householding.

Is my vote confidential?

Proxy instructions, ballots, and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Quotient or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote, or to facilitate a successful proxy solicitation.

Who will pay for the cost of this proxy solicitation?

We will bear the cost of this proxy solicitation. In addition to solicitation by mail, some of our directors, officers and employees may solicit proxies in person or by telephone for no additional compensation. We will also ask stockholders of record who are brokerage firms, custodians and fiduciaries to forward proxy materials to the beneficial owners of such shares and upon request we will reimburse such stockholders of record for the customary costs of forwarding the proxy materials. We have retained D.F. King & Co., Inc. to assist in the solicitation of proxies under customary terms and anticipate that this will cost us approximately $8,500 plus certain out-of-pocket expenses.

Stockholder Proposals

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2020 Annual Meeting of Stockholders, our Secretary must receive the written proposal at our principal executive offices not later than December 21, 2019. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended, regarding the inclusion of stockholder proposals in Company-sponsored proxy materials. Stockholder proposals should be addressed to:

Quotient Technology Inc.

Attention: Investor Relations

400 Logue Avenue

Mountain View, California 94043

Our Bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our Bylaws provide that the only business that may be conducted at an annual meeting is business that is (i) specified in our proxy materials with respect to such meeting, (ii) otherwise properly brought before the annual meeting by or at the direction of our Board, or (iii) otherwise properly brought before the annual meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our Secretary, which notice must contain the information specified in our Bylaws. To be timely for our 2020 Annual Meeting of Stockholders, our Secretary must receive the written notice at our principal executive offices:

•	no earlier than February 4, 2020; and
•	no later than the close of business on March 5, 2020.

In the event that we hold our 2020 Annual Meeting of Stockholders more than 30 days before or more than 30 days after the one-year anniversary of the Annual Meeting, then notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before such annual meeting and no later than the close of business on the later of the following two dates:

•	the 90th day prior to such annual meeting; or
•	the 10th day following the day on which public announcement of the date of such annual meeting is first made.

If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting does not appear to present his, her or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.

Nomination of Director Candidates

You may propose director candidates for consideration by our Nominating and Corporate Governance Committee. Any such recommendations should include the nominee’s name and qualifications for membership on our Board and should be directed to our Secretary at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see “Board and Corporate Governance—Stockholder Recommendations for Nominations to the Board.”

In addition, our Bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our Bylaws. In addition, the stockholder must give timely notice to our Secretary in accordance with our Bylaws, which, in general, require that the notice be received by our Secretary within the time period described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in a proxy statement.

Availability of Bylaws

You may contact our Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board has the authority to establish the authorized number of directors from time to time by resolution. Our Board currently consists of nine members. Our Amended and Restated Certificate of Incorporation (our “Restated Certificate”) and our Bylaws provide for a classified Board consisting of three classes of directors, with directors serving staggered three-year terms.

Directors in a particular class will be elected for a three-year term at the annual meeting of stockholders in the year in which their terms expire. As a result, only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective three-year term. Each director’s term continues until the election and qualification of his or her successor, or his or her earlier death, resignation or removal. The initial class of each director is set forth in the table below.

The nominees and the directors who are serving for terms that end following the Annual Meeting, and their ages, occupations and length of board service as of April 22, 2019, are provided in the table below. Additional biographical descriptions of each nominee and director are set forth in the text below the table. These descriptions include the primary individual experience, qualifications, qualities and skills of our nominees and directors that led to the conclusion that each person should serve as a member of our Board.

Nominees	Independent?	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Steven Boal		II	53	Executive Chairman of Board	1998	2019	2022
Robert McDonald	✓	II	65	Director	2018	2019	2022
Michelle McKenna	✓	II	53	Director	2017	2019	2022

Continuing Directors
Mir Aamir		I	46	President, CEO and Director	2017	2021	—
Steve Horowitz	✓	I	51	Director	2015	2021	—
Christy Wyatt	✓	I	47	Director	2018	2021	—
Andrew Gessow	✓	III	61	Director	2013	2020	—
David Oppenheimer	✓	III	62	Director	2017	2020	—
Scott Raskin	✓	III	57	Lead Independent Director	2017	2020	—

Nominees for Director

Steven Boal founded Quotient in 1998. Mr. Boal serves as the Executive Chairman of our Board since 2017 and has been a member of the Board since 1998.  Mr. Boal served as our CEO from 1998 until September 2017 and as our President from 1998 until September 2015. Prior to founding Quotient, Mr. Boal served as Vice President of Business Development for Integral Development Corporation, a privately held financial software company. Mr. Boal holds a B.A. from the State University of New York at Albany. We have determined that Mr. Boal’s perspective, operational and historical expertise gained from his experience as our founder, former President, Chief Executive Officer and one of our largest stockholders, make him a critical member of our Board.

Robert McDonald has served on our Board since November 2018. Mr. McDonald currently serves on boards of various companies and organizations, private and public, non-profit and for-profit.  Mr. McDonald served as the U.S. Secretary of Veterans Affairs from July 2014 until January 2017. Mr. McDonald was Chairman, and Chief Executive Officer of Procter & Gamble Company from January 2010 until June 2013. Mr. McDonald joined Procter & Gamble in 1980 and served in various positions for that company. He was named Procter & Gamble’s Vice Chairman, Global Operations in 2004; Chief Operating Officer in 2007; President and Chief Executive Officer in 2009; and Chairman of the Board in 2010.  From 2005 to July 2014 Mr. McDonald served on the board of directors of Xerox Corporation, and from January 2014 to July 2014, Mr. McDonald served on the board of directors of United States Steel Corporation, both public companies. Mr. McDonald graduated from the United States Military Academy at West Point in 1975. He earned his M.B.A. from the University of Utah in 1978. We have determined that Mr. McDonald is qualified to serve as a member of our Board because of his deep industry experience, public company experience, executive leadership expertise and extensive knowledge of operational matters.

Michelle McKenna has served on our Board since October 2017. Ms. McKenna is currently the Senior Vice President and Chief Information Officer of the National Football League (the “NFL”), which she joined in September 2012. Prior to joining the NFL, Ms. McKenna served as Senior Vice President and Chief Information Officer at Constellation Energy Group, Inc., an energy company. Ms. McKenna has served on the board of directors of RingCentral, Inc., a public company, since March 2015. Ms. McKenna served on the board of directors of Insperity from April 2015 until August 2017 and comScore, Inc. from October 2017 until March 2019, both public companies. Ms. McKenna holds a B.S. in Accounting from Auburn University and a M.B.A. from Rollins College. Ms. McKenna was formerly licensed as a certified public accountant in the State of Georgia. We have determined that Ms. McKenna is qualified to serve as a member of our Board because of her experience serving on the board of directors of public companies and expertise in financial accounting and risk management.

Continuing Directors

Mir Aamir has served on our Board since February 2017. Mr. Aamir has served as our CEO since September 2017 and our President since September 2015. Mr. Aamir served as our Chief Operating Officer from October 2013 until September 2017 and our Chief Financial Officer from October 2013 to September 2015. From March 2011 to October 2013, Mr. Aamir served as President of Customer Loyalty and Digital Technologies at Safeway, Inc. (“Safeway”). From January 2008 to February 2011, Mr. Aamir served as Senior Vice President of Marketing Strategy and Financial Planning and Analysis at Safeway. From May 2005 to December 2007, Mr. Aamir served as Group Vice President, Financial Planning and Analysis for all of Safeway’s U.S. business units. Mr. Aamir holds a B.B.A. and an M.B.A. from the Institute of Business Administration, University of Karachi and an M.B.A. from the University of Chicago Booth School of Business. We have determined that Mr. Aamir is qualified to serve as a member of our Board because of his significant industry and company expertise gained from his experience as President, Chief Operating Officer and Chief Financial Officer of the Company.

Steve Horowitz has served on our Board since June 2015. Mr. Horowitz is currently a partner at Alpha Edison, a venture capital firm. Mr. Horowitz served as Vice President of Technology at Snap Inc. (“Snap”) from September 2017 until March 2019 and previously as Vice President of Hardware with Snap from January 2015 until September 2017. Before joining Snap, Mr. Horowitz served as Senior Vice President of Software Engineering at Motorola Mobility, LLC, formerly a Google company, from December 2012 through January 2015. From January 2009 through November 2012, Mr. Horowitz served as our Chief Technology Officer. Prior to that he worked at Google, Microsoft and Apple. Mr. Horowitz holds a B.A. degree from the University of Michigan, Ann Arbor. We have determined that Mr. Horowitz is qualified to serve as a member of our Board because of his significant industry experience and company experience.

Christy Wyatt has served on our Board since July 2018. Ms. Wyatt currently serves as the Chief Executive Officer at Absolute Software Corporation, a Canadian public company that specializes in endpoint security and data risk management solutions, which she joined in November 2018. Ms. Wyatt served as President and Chief Executive Officer at Dtex Systems, Inc. (“Dtex”), a private company, from August 2016 until November 2018.  Prior to joining Dtex, Ms. Wyatt served as Chairman, President and Chief Executive Officer of Good Corporation from January 2013 until October 2015.  Prior to Good, Ms. Wyatt has held leadership positions across both consumer and enterprise at Citigroup, Motorola Mobility, Apple Inc., Palm, Inc. and Sun Microsystems, Inc. Since January 2019, Ms. Wyatt has served on the board of directors of Silicon Labs, a public company.  Since August 2016, Ms. Wyatt has served on the board of directors of Dtex. Ms. Wyatt holds a B.S. from College of Geographic Sciences.  We have determined Ms. Wyatt is qualified to serve as a member of our Board because of her industry experience and experience in managing and evaluating companies as an executive officer and as a board member.

Andrew Gessow has served on our Board since May 2013. Mr. Gessow currently serves as a managing partner at DivCore Equity Partners, a real estate investment firm and as senior advisor at Divco West Real Estate Services (“Divco”), since January 2012 . From May 2007 through December 2011, Mr. Gessow was the West Coast Partner and Managing Director of One Equity Partners LLC, the private equity platform of J.P. Morgan Chase & Co. Previously, Mr. Gessow served as a member of the board of directors of Mandiant Corporation and the TV Guide Network. Mr. Gessow holds a B.B.A. in Business Administration from Emory University and an M.B.A. from Harvard University. We have determined that Mr. Gessow is qualified to serve as a member of our Board because of his experience in both managing and evaluating companies as an executive officer, board member and investor.

David Oppenheimer has served on our Board since July 2017. Mr. Oppenheimer is currently a private investor.  Mr. Oppenheimer served as the Chief Financial Officer at Udemy, Inc., a global marketplace for learning and teaching online, from August 2018 through January 2019.  Previously Mr. Oppenheimer was Chief Financial Officer at Planet Labs Inc., a space and analytics company from October 2015 through August 2018.  From April 2013 through February 2015, Mr. Oppenheimer served as Chief Financial Officer at Ebates Inc. (acquired by Rakuten, Inc.), an e-commerce company. Additionally, Mr. Oppenheimer currently serves on the board of directors and audit committee of HotChalk, Inc., a Delaware private company.  Mr. Oppenheimer holds a B.S. in Mechanical Engineering from the State University of New York at Buffalo and a M.B.A. from the University of California, Berkeley.   We have determined that Mr. Oppenheimer is qualified to serve as a member of our Board because of his experience serving on audit committees and expertise in financial accounting at technology companies.

Scott Raskin has served on our Board since February 2017 and as Lead Independent Director since November 2017. Mr. Raskin currently serves on boards of various companies and organizations, private and public.  Mr. Raskin has served as the President and Chief Executive Officer at Spigit Inc. (formerly known as Mindjet), a provider of innovation management software from August 2016 until December 2018 (Spigit was acquired in December 2018). Prior to joining Spigit, Mr. Raskin served as President and Chief Operating Officer, from March 2001 to June 2006, at Telelogic AB, a publicly traded, international software company. Additionally, Mr. Raskin has served as the Chairman of the board of directors of MariaDB, a Finnish private company, since January 2015. From January 2012 to July 2014, Mr. Raskin also served on the board of directors of Cision AB, a Swedish, publicly traded company, where he was also a member of the compensation committee of its board of directors. Mr. Raskin holds a B.B.A. from the University of Texas. We have determined that Mr. Raskin is qualified to serve as a member of our Board because of his experience in both managing and evaluating companies as an executive officer and as a board member.

THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES
NAMED ABOVE.

PROPOSAL NO. 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and Section 14A of the Exchange Act, our stockholders are entitled to vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. The compensation of our named executive officers subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure contained in this proxy statement.  As discussed in those disclosures, we believe that our compensation policies and decisions are focused on pay-for-performance principles and are strongly aligned with our stockholders’ interests, consistent with current market practices.  Compensation of our named executive officers is designed to enable us to attract and retain talented and experienced executives to lead the Company successfully in a competitive environment.

The overall objective of our executive compensation programs is to pay our executive officers competitively and equitably in a way that aligns our business and financial goals, and ties back to overall Company and individual performance.  The primary objectives of our executive compensation programs are:

Pay-for-Performance

A significant portion of pay for executive officers is at-risk and performance-based with metrics that align total compensation with the Company’s growth strategy, annual financial objectives and performance of our stock price. At-risk compensation includes short-term cash incentives and long-term incentives in the form of equity awards.

Alignment with Stockholders

Our compensation programs align executive officers’ interests with those of our stockholders, by providing equity-based forms of compensation and tying pay to Company and stock performance. We maintain stock ownership guidelines for all executive officers and we remain committed to a culture of shared success through long-term equity awards.

Competitive Appeal

Our compensation programs’ goals are to attract, reward, and retain talented and highly qualified executive officers whose abilities and engagement are critical to our success and competitive advantage. We use market-based pay information to align each executive officer’s compensation to their position, responsibilities, and impact.

Drive Future Growth

We use our compensation programs to invest in and reward talent with the greatest potential to drive the long-term growth of our Company, while holding employees accountable to the Company’s strategy and values.

We set the compensation of our executive officers, including the named executive officers, by considering factors such as, their ability to create sustainable long-term stockholder value in a cost-effective manner, prevailing market conditions, and compensation levels and practices of our peers. Our executive compensation philosophy is to align executive compensation decisions with our desired business direction, strategy, and performance.

Accordingly, the Board is asking the stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Because the vote is advisory, it is not binding on the Board or the Company. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Advisory approval of this proposal requires the vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the annual meeting.

THE BOARD RECOMMENDS A VOTE “FOR” THE COMPENSATION
OF OUR NAMED EXECUTIVE OFFICERS
AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL NO. 3

ADVISORY VOTE ON THE FREQUENCY OF SOLICITATION OF

ADVISORY STOCKHOLDER APPROVAL OF EXECUTIVE COMPENSATION

The Dodd-Frank Act and Section 14A of the Exchange Act also enable our stockholders, at least once every six years, to indicate their preference regarding how frequently we should solicit a non-binding advisory vote on the compensation of our named executive officers as disclosed in our proxy statement. Accordingly, we are asking stockholders to indicate whether they would prefer an advisory vote every year, every two years or every three years. Alternatively, stockholders may abstain from casting a vote.

After considering the benefits and consequences of each alternative, the Board recommends that the advisory vote on the compensation of our named executive officers be submitted to the stockholders once every year.

The Board believes that an advisory vote every year on the compensation of our named executive officers will give the Company more frequent feedback from our stockholders on our executive compensation philosophy, objectives and program, as well as the compensation paid to our named executive officers. We recognize that some of our stockholders may have different views and we look forward to dialogue on this advisory vote.

Accordingly, the Board is asking stockholders to indicate their preferred voting frequency by voting for one, two or three years or abstaining from voting on this proposal.  The alternative among one year, two years or three years that receives the votes of the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter at the annual meeting will be deemed to be the frequency preferred by the stockholders and will be the alternative selected in the following resolution to be submitted to the stockholders for a vote at the annual meeting:

“RESOLVED, that the frequency of [every year] [every two years] [every three years] is hereby APPROVED as the frequency preferred by stockholders for the solicitation of advisory stockholder approval of the compensation paid to the Company’s named executive officers.”

While the Board believes that its recommendation is appropriate at this time, the stockholders are not voting to approve or disapprove that recommendation, but are instead asked to indicate their preferences, on an advisory basis, as to whether the non-binding advisory vote on the approval of our executive officer compensation practices should be held every year, every two years or every three years.  The option among those choices that receives the votes of the holders of a majority of shares present in person or represented by proxy and entitled to vote at the annual meeting will be deemed to be the frequency preferred by the stockholders.

The vote will not be construed to create or imply any change or addition to the fiduciary duties of the Company or the Board. The Board and the Compensation Committee value the opinions of the stockholders in this matter, and the Board intends to hold say-on-pay votes in the future in accordance with the alternative that receives a majority of the stockholder support.

THE BOARD RECOMMENDS A VOTE “FOR” A FREQUENCY OF
“EVERY YEAR” FOR THE SOLICITATION OF ADVISORY STOCKHOLDER APPROVAL
OF THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL NO. 4

RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board (the “Audit Committee”) has appointed the firm of Ernst & Young LLP (“Ernst & Young”) as our independent registered public accounting firm to audit our financial statements for the year ending December 31, 2019. During our previous fiscal year ended December 31, 2018 (“Fiscal 2018”), Ernst & Young served as our independent registered public accounting firm.

At the Annual Meeting, the stockholders are being asked to ratify the appointment of Ernst & Young as our independent registered public accounting firm for the year ending December 31, 2019. Our Audit Committee is submitting the selection of Ernst & Young to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of Ernst & Young will be present at the Annual Meeting and they will have an opportunity to make statements and will be available to respond to appropriate questions from stockholders. If this proposal does not receive the affirmative approval of a majority of the votes cast on the proposal, the Audit Committee would reconsider the appointment.

Notwithstanding its selection and even if our stockholders ratify the selection, our Audit Committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of the Company and its stockholders.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees billed or to be billed by Ernst & Young for professional services rendered with respect to the years ended December 31, 2018 and 2017. All of these services rendered were preapproved by the Audit Committee.

	2018		2017
Audit Fees(1)	$2,686,300		$2,106,850
Audit-Related Fees	344,175	(2)	111,800	(3)
Tax Fees(4)	21,115		—
All Other Fees(5)	—		1,895
TOTAL	$3,051,590		$2,220,545

(1)

“Audit fees” consist of fees for professional services provided in connection with the audit of our annual consolidated financial statements, the review of our quarterly consolidated financial statements, and audit services that are normally provided by our independent registered public accounting firm in connection with regulatory filings. The 2018 audit fees also include fees for professional services incurred with rendering an opinion under Section 404 of the Sarbanes-Oxley Act of 2002, as a result of exiting “emerging growth status” under the JOBS Act in 2018.

(2)	“Audit-related fees” include fees for professional services related to due-diligence services for the acquisition of MLW Squared, Inc., SavingStar, Inc. and Elevaate Ltd.
(3)	“Audit-related fees” include fees for professional services related to due-diligence services for the acquisition of Crisp Media, Inc.
(4)

“Tax fees” include fees for professional services related to tax advice. Tax advice fees encompass permissible services mainly related to technical tax advice related to federal, state and international tax compliance, acquisitions and international tax planning.

(5)	“All Other fees” include subscription services related to obtaining access to Ernst & Young’s online accounting library.

Auditor Independence

Under its charter, the Audit Committee pre-approves all services rendered by our independent registered public accounting firm, Ernst & Young. The Audit Committee has determined that the rendering of non-audit services by Ernst & Young was compatible with maintaining their independence.

Pre-Approval Policies and Procedures.

Consistent with requirements of the SEC and the Public Company Accounting Oversight Board (the “PCAOB”) regarding auditor independence, our Audit Committee is responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm. In recognition of this responsibility, our Audit Committee (or a member of the Audit Committee delegated by the Audit Committee) pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services.

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION

OF THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

CORPORATE GOVERNANCE AND DIRECTORS

Our Corporate Governance Guidelines, together with the Board’s committee charters, provide the framework for the corporate governance of the Company.  Following is a summary of our Corporate Governance Guidelines.  Our Corporate Governance Guidelines, as well as the charters of each of our Board committees, are available on our website at www.quotient.com, on the Governance page under the Investors section.

Board Composition

Our business and affairs are managed under the direction of our Board. Our Board currently consists of nine members, seven of whom qualify as “independent” under the listing standards of the New York Stock Exchange (the “NYSE”). The authorized number of directors may be changed only by resolution of our Board. This classification of our Board into three classes with staggered three-year terms may have the effect of delaying or preventing changes in control of our Company or management.

Board Leadership Structure

On September 1, 2017, Mr. Boal became the Executive Chairman of the Board and Mr. Aamir became the President and Chief Executive Officer of the Company.

The Board believes that this leadership structure, which separates the Chairman and Chief Executive Officer roles, is appropriate at this time in light of the evolution of the Company’s business and operating environment.  In particular, the Board believes that this structure clarifies the individual roles and responsibilities of Mr. Boal and Mr. Aamir, streamlines decision-making, and enhances accountability.  As Executive Chairman, Mr. Boal remains involved in key matters, such as strategy, major transactions and broader business and customer relationships, and continues to advise Mr. Aamir.  In this role and given his in-depth knowledge of the issues, challenges, and opportunities facing us, the Board believes that Mr. Boal continues to be best positioned to develop agendas and ensure that the Board’s time and attention are focused on the most critical matters.  His role enables decisive leadership, ensures clear accountability, and enhances the ability to communicate our message and strategy clearly and consistently to our stockholders, employees, customers and partners.

The Board has a Lead Independent Director and believes this role addresses the need for independent leadership and an organizational structure for the independent directors.  The Lead Independent Director coordinates the activities of the other independent directors, presides over meetings of the Board at which the Chairman of the Board is not present and at each executive session, serves as liaison between the Chairman of the Board and the independent directors, and is available for consultation and direct communication if requested by major stockholders.

Mr. Raskin was appointed Lead Independent Director effective November 3, 2017.

Director Independence

Our Board has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment and affiliations, our Board has determined that each of Messrs. Gessow, Horowitz, McDonald, Oppenheimer and Raskin and Mses. McKenna and Wyatt do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing standards of the NYSE.

Risk Oversight

Our Board believes that open communication between management and the Board is essential for effective risk management and oversight. Our Board meets with our CEO and other members of the senior management team at quarterly Board meetings, where, among other topics, they discuss strategy and risks in the context of reports from the management team and evaluates the risks inherent in significant transactions and cybersecurity. While our Board is ultimately responsible for risk oversight, our Board committees assist the Board in fulfilling its oversight responsibilities in certain areas of risk. The Audit Committee of our Board (the “Audit Committee”) assists our Board in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control(s) over financial reporting, and disclosure controls and procedures. The Compensation Committee of our Board (the “Compensation Committee”) assists our Board in assessing risks created by the incentives inherent in our compensation policies. The Nominating and Corporate Governance Committee of our Board (the “Nominating and Corporate Governance Committee”) is charged with assisting our Board in fulfilling its oversight responsibilities with respect to the management of risk associated with Board membership and corporate governance.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics (the “Code of Business Conduct and Ethics”), which outlines the principles of legal and ethical business conduct under which we do business. The code is applicable to all of our non-employee directors, officers and employees. We intend to disclose any amendments to our code of business conduct and ethics, or waivers of its requirements, on our website or in filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) to the extent required by applicable rules and exchange requirements.  The Code of Business Conduct and Ethics is available on our website at www.quotient.com, on the Governance page under the Investors section.

Director Ownership Guidelines

In 2016, our Board adopted stock ownership guidelines for our CEO, executive officers, and non-employee directors. Under the guidelines, non-employee directors are expected to own shares of Quotient common stock, the lesser of a value equal to three times their annual cash retainer or 7,500 shares, for serving as a director.  Shares may be owned directly by the individual, owned jointly with or separately by the individual’s spouse, or held in trust for the benefit of the individual, the individual’s spouse or children.  Each non-employee director is required to satisfy the stock ownership guidelines by October 24, 2021, or within five years after first becoming subject to the guidelines.

Meetings of the Board

Our Board met nine times and acted by written consent three times during 2018.  No director attended fewer than 75% of the total number of meetings of the Board and of any Board committees of which he or she was a member during 2018, except for Ms. Wyatt, who joined the Board on July 24, 2018, and Mr. McDonald, who joined the Board on November 19, 2018. Ms. Wyatt attended over 75% of the meetings of the Board and Board committees of which she was a member during her tenure on the Board. There were no Board meetings after the appointment of Mr. McDonald in 2018.

Attendance at Annual Stockholder Meetings by the Board

It is our policy that directors are invited and encouraged to attend our annual meetings of stockholders.  Directors Aamir and Boal attended Quotient’s 2018 Annual Meeting of Stockholders in person, and Directors Gessow, Horowitz, Oppenheimer, McKenna and Raskin attended telephonically. Ms. Wyatt and Mr. McDonald did not join our Board until after the 2018 annual meeting.

Committees of the Board

Our Board has established an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. Members serve on these committees until their resignation or until otherwise determined by our Board. The following table provides membership information for 2018 for each of our Board committees:

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee

Andrew Gessow

Steve Horowitz

Michelle McKenna

David Oppenheimer

Scott Raskin

Christy Wyatt(1)

= Chairperson	= Member =Financial Expert

(1)	Ms. Wyatt joined the Board on July 24, 2018. She has served on the Audit Committee and Compensation Committee since July 24, 2018.

Effective upon and subject to the election of our Class II directors at the Annual Meeting, the composition of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee is expected to remain the same as it is currently comprised.

Audit Committee

Our Audit Committee currently consists of Messrs. Gessow and Oppenheimer and Mses. McKenna and Wyatt, with Mr. Oppenheimer serving as our Audit Committee chairperson.  From January 1, 2018 until July 24, 2018, our Audit Committee consisted of Messrs. Gessow and Oppenheimer, and Ms. McKenna, with Mr. Oppenheimer serving as our Audit Committee chairperson.  Ms. Wyatt joined the Audit Committee on July 24, 2018.  Our Board has determined that all of the members of the Audit Committee possess the level of financial literacy and sophistication required under the listing standards of the NYSE, and that Mr. Oppenheimer, and Ms. McKenna are audit committee financial experts as defined by SEC rules. Our Board has also determined that Messrs. Gessow and Oppenheimer and Mses.  McKenna and Wyatt satisfy the independence requirements of Audit Committee members under the applicable rules and regulations of the SEC and the listing standards of the NYSE. Our Audit Committee met eight times and did not act by written consent during 2018.

Our Audit Committee is responsible for, among other things:

• appointing, compensating, retaining and overseeing our independent registered public accounting firm;
• approving the audit and non-audit services to be performed by our independent registered public accounting firm;
• reviewing, with our independent registered public accounting firm, all critical accounting policies and procedures;
• oversees the performance of our internal audit function;
• reviewing with management the adequacy and effectiveness of our internal control structure and procedures for financial reports;

•       reviewing and discussing with management and our independent registered public accounting firm our annual audited financial statements and any certification, report, opinion or review rendered by our independent registered public accounting firm;

• reviewing and investigating conduct alleged to be in violation of our Code of Business Conduct and Ethics, if requested by the Board;
• reviewing and approving related party transactions;
• preparing the Audit Committee report required in our annual proxy statement; and
• reviewing and evaluating, at least annually, its own performance and the adequacy of the Audit Committee charter.

The Audit Committee operates under a written charter that was adopted by our Board and satisfies the applicable standards of the SEC and the NYSE. A copy of the Audit Committee charter is posted under the “Governance” portion of the “Investors” section on our website at http://investors.quotient.com/investors/governance/governance-documents/default.aspx.

Compensation Committee

Our Compensation Committee currently consists of Messrs. Gessow and Raskin and Ms. Wyatt, with Mr. Raskin serving as our Compensation Committee chairperson.  From January 1, 2018 until July 24, 2018 our Compensation Committee consisted of Messrs. Gessow and Raskin, with Mr. Raskin serving as our Compensation Committee chairperson. Ms. Wyatt joined the Compensation Committee on July 24, 2018. Each member of our Compensation Committee satisfies the independence requirements under the applicable rules and regulations of the SEC and the listing standards of the NYSE. In addition, each member of our Compensation Committee qualifies as a “non-employee director” as defined pursuant to Rule 16b-3 promulgated under the Exchange Act. Our Compensation Committee met six times and acted by written consent five times during 2018.

Our Compensation Committee is responsible for, among other things:

• reviewing and approving corporate goals and objectives relevant to compensation of our Chief Executive Officer and other executive officers;
• identifying peer group of companies to be used for comparison purposes in connection with any review of executive officer compensation;

•       reviewing and approving the following compensation for our Chief Executive Officer and our other executive officers: salaries, bonuses, incentive compensation, equity awards, benefits and perquisites;

• recommending the establishment and terms of our incentive compensation plans and equity compensation plans, and administering such plans;
• recommending compensation program(s) for non-employee directors;

•       preparing disclosures regarding executive compensation and any related reports required by the rules of the SEC, including a Compensation Discussion & Analysis section for inclusion in our annual proxy statement;

• approving grants of options and other equity awards to all executive officers, non-employee directors and all other eligible individuals; and
• reviewing and evaluating, at least annually, its own performance and the adequacy of the committee charter.

In carrying out these responsibilities, the Compensation Committee reviews all components of executive compensation for consistency with our compensation philosophy and with the interests of our stockholders.

In 2018, our Compensation Committee retained an independent compensation consultant, Radford, a part of Aon plc. (“Radford”), to assist in reviewing and assessing our compensation philosophy, broad-based equity strategy and executive compensation. Radford provided support to the Compensation Committee in establishing an appropriate peer group based on specific criteria, gathering competitive total compensation data and providing advice regarding executive compensation for our executives who are members of our senior leadership team including base salary, performance incentives and long-term compensation, and similar advice for our non-employee directors. In addition, Radford provided support with updated information for executive new hires, equity plan dilution and general compensation and governance trends. The Compensation Committee assessed the independence of Radford pursuant to SEC and NYSE rules and concluded that no conflict of interest exists that would prevent Radford from independently advising the Compensation Committee.

The Compensation Committee has delegated in accordance with applicable law, rules and regulations, and our Restated Certificate and Bylaws, authority to an equity awards committee comprised of certain executive officers of our Company to make certain types of equity awards to any employee who is not an executive on our senior leadership team or non-employee director under our Company’s 2013 Equity Incentive Plan pursuant to the terms of such plan and the equity award guidelines approved by our Compensation Committee.

The Compensation Committee operates under a written charter that was adopted by our Board and satisfies the applicable standards of the SEC and the NYSE. A copy of the Compensation Committee charter is posted under the “Governance” portion of the “Investors” section on our website at http://investors.quotient.com/investors/governance/governance-documents/default.aspx.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee currently consists of Messrs. Gessow and Horowitz and Ms. McKenna, with Mr. Gessow serving as our Nominating and Corporate Governance Committee chairperson.  Each member of our Nominating and Corporate Governance Committee satisfies the independence requirements under applicable rules and regulations of the SEC and the listing standards of the NYSE. Our Nominating and Corporate Governance Committee met five times and did not act by written consent during 2018.

Our Nominating and Corporate Governance Committee is responsible for, among other things:

• assisting our Board in identifying qualified director nominees and recommending nominees for each annual meeting of stockholders;
• developing, recommending and reviewing corporate governance principles and a code of conduct applicable to us;
• assisting our Board in its evaluation of the performance of our Board and each committee thereof; and
• reviewing and evaluating, at least annually, its own performance and the adequacy of the committee charter.

The Nominating and Corporate Governance Committee operates under a written charter that was adopted by our Board and satisfies the applicable standards of the SEC and the NYSE. A copy of the Nominating and Corporate Governance Committee charter is posted under the “Governance” portion of the “Investors” section on our website at http://investors.quotient.com/investors/governance/governance-documents/default.aspx.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee consist of Messrs. Raskin and Gessow and Ms. Wyatt. None of the members of the Compensation Committee is currently or has been at any time one of our officers or employees. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

Considerations in Evaluating Director Nominees

The Nominating and Corporate Governance Committee is responsible for identifying, evaluating and recommending candidates to the Board for Board membership. A variety of methods are used to identify and evaluate director nominees, with the goal of maintaining and further developing a diverse, experienced and highly qualified Board. The Nominating and Corporate Governance Committee does consider the diversity of its directors and nominees in terms of knowledge, experience, background, skills, expertise and other demographic factors.  Candidates may come to our attention through current members of our Board, professional search firms, stockholders or other persons.

The Nominating and Corporate Governance Committee will recommend to the Board for selection all nominees to be proposed by the Board for election by the stockholders, including approval or recommendation of a slate of director nominees to be proposed by the Board for election at each annual meeting of stockholders, and will recommend all director nominees to be appointed by the Board to fill interim director vacancies.

Director Qualifications

The Nominating and Corporate Governance Committee also reviews and recommends to the Board for determination the desired qualifications, expertise and characteristics of Board members, with the goal of developing a diverse, experienced and highly qualified Board. The Nominating and Corporate Governance Committee and the Board believe that candidates for director should have certain minimum qualifications, including, without limitation:

• the highest personal and professional ethics and integrity;
• proven achievement and competence in the candidate’s field and ability to exercise sound business judgment;
• skills that are complementary to those of the existing Board;
• the ability to assist and support management and make significant contributions to the Company’s success;
• an understanding of the fiduciary responsibilities that is required of a member of the Board and the commitment of time and energy necessary to diligently carry out those responsibilities;
• ability to read and understand financial statements and other financial information pertaining to the Company;
• commitment to enhancing stockholder value;
• willingness to act in the interest of all stockholders; and
• for non-employee directors, independence under NYSE listing standards and other applicable rules and regulations.

In the context of the Board’s existing composition, we may add other requirements that are expected to contribute to the Board’s overall effectiveness and meet the needs of the Board and its committees.

Stockholder Recommendations for Nominations to the Board

The Nominating and Corporate Governance Committee will consider properly submitted stockholder recommendations for candidates for our Board who meet the minimum qualifications as described above. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. A stockholder of record holding at least three percent of the fully diluted capitalization of the Company continuously for at least twelve (12) months prior to the date of the submission of the recommendation can recommend a candidate for nomination to the Board by complying with our Bylaws and our Restated Certificate and applicable laws, rule and regulations, included those promulgated by the SEC. Any eligible stockholder who wishes to directly submit a nomination should review the requirements in Section 2.15 of the Bylaws on nominations by stockholders. Any recommendation or nomination should be sent in writing to the General Counsel, Quotient Technology Inc., 400 Logue Avenue, Mountain View, California 94043. Submissions must include the full name of the proposed nominee, home and business contact information, detailed biographical data, relevant qualifications, a signed letter from the candidate confirming willingness to serve, information regarding any relationships between the candidate and the Company, other information specified in our Bylaws, and evidence of the recommending stockholder’s ownership of Company stock in the amount and for the time period required. These candidates are evaluated by the Nominating and Corporate Governance Committee and may be considered at any point during the year. If any materials are provided by a stockholder in connection with the recommendation of a director candidate, such materials are forwarded to the Nominating and Corporate Governance Committee.

All proposals of stockholders that are intended to be presented by such stockholder at an annual meeting of stockholders must be in writing and notice must be delivered to the Secretary at the principal executive offices of Quotient not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred and twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting. Stockholders are also advised to review our Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

Non-Employee Director Compensation

Non-employee directors receive compensation under our outside director compensation policy (the “Director Compensation Policy”) in the form of equity granted under the terms of our 2013 Equity Incentive Plan (the “2013 Plan”), and cash, as described below:

Equity Compensation

Initial grant. Upon appointment to our Board, each non-employee director is granted an award (the “Initial Award”) of Restricted Stock Units (“RSUs”) as compensation for his or her service.  The number of RSUs subject to the Initial Award is determined by dividing $250,000 by the closing price of our stock on the grant date or as computed in accordance with such other methodology as our Board or Compensation Committee may determine.  The grant date of the RSUs is the fifth trading day of the month immediately following the month in which the individual first becomes a non-employee director.  The RSUs subject to the Initial Award are scheduled to vest as to 25% of the shares of our common stock subject to the Initial Award on each annual anniversary of the date on which such person first becomes a non-employee director, subject to continued service as a director through the applicable vesting date.

Annual award.  Beginning June 5, 2018, each continuing non-employee director will be granted an award of RSUs (the “Annual RSU Award”) on the date of the annual meeting of stockholders as compensation for his or her service.  The number of RSUs subject to the Annual RSU Award will be determined by dividing $175,000 by the closing price of our stock on the grant date or as computed in accordance with such other methodology as our Board or Compensation Committee may determine. The RSUs subject to the Annual Award are scheduled to vest upon the earlier of (i) the day prior to the next year’s annual meeting of stockholders or (ii) one year from the grant date, subject to continued service as a director through the applicable vesting date.

Cash Compensation

Prior to April 1, 2018, in connection with his or her service as a director and consistent with the Director Compensation Policy, each non-employee director received an annual cash retainer of $30,000 for serving on our Board. Beginning April 1, 2018, in connection with his or her service as a director and consistent with the Director Compensation Policy, each non-employee director receives an annual cash retainer of $37,500 for serving on our Board.  The Lead Independent Director receives an additional annual cash retainer of $15,000.

The chairperson and members of the three standing committees of our Board were also entitled to the following additional annual cash retainers prior to April 1, 2018:

Board Committee	Chairperson Fee ($)	Member Fee ($)
Audit Committee	15,000	7,500
Compensation Committee	10,000	5,000
Nominating and Corporate Governance Committee	5,000	2,500

Beginning April 1, 2018, the chairperson and members of the three standing committees of our Board are also entitled to the following additional annual cash retainers:

Board Committee	Chairperson Fee ($)	Member Fee ($)
Audit Committee	21,500	10,000
Compensation Committee	15,000	6,250
Nominating and Corporate Governance Committee	8,000	3,500

All cash retainers are paid in quarterly installments to each non-employee director who has served in the relevant capacity for the immediately preceding fiscal quarter no later than 30 days following the end of such preceding fiscal quarter. A non-employee director who has served in the relevant capacity for only a portion of the immediately preceding fiscal quarter will receive a prorated payment of the quarterly payment of the applicable annual cash retainer. All payments to non-employee directors were prorated to reflect changes in cash retainers on April 1, 2018.

The following table provides information for the year ended December 31, 2018 regarding all compensation awarded to, earned by or paid to each person who served as a non-employee director in 2018.

Non-Employee Director Compensation — 2018

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Total ($)
Andrew Gessow	58,306	174,992	—	233,298
Steve Horowitz	38,946	174,992	—	213,938
Robert McDonald	4,381	249,999	—	254,380
Michelle McKenna	48,342	174,992	—	223,334
David Oppenheimer	55,617	174,992	—	230,609
Scott Raskin	64,479	174,992	—	239,471
Christy Wyatt	23,516	249,993	—	273,509

(1)

The amounts reported reflect the aggregate grant date fair value of option RSUs granted during the year as computed in accordance with FASB ASC Topic 718. The assumption used to calculate these amounts are discussed in Note 10 to our notes to consolidated financial statements included in our Annual Report on Form 10-K, as filed with the SEC on February 27, 2019. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Note that the amounts reported in these columns reflect the accounting cost for these stock awards and do not correspond to the actual economic value that may be received by the directors from them.

Our non-employee directors held the following number of outstanding stock options or RSU awards as of December 31, 2018.

Name	Stock Options	RSUs
Andrew Gessow	151,992	13,108
Steve Horowitz	44,035	13,108
Robert McDonald	—	20,868
Michelle McKenna	—	26,405
David Oppenheimer	21,551	13,108
Scott Raskin	36,405	13,108
Christy Wyatt	—	17,730

Changes to Director Compensation

On February 5, 2019, after consultation with Radford, its independent compensation consultant, regarding market practices for director compensation at our peer companies, our Board revised the Initial Award’s vesting schedule from four years to three years for any future grants of Initial Awards. This change to the Director Compensation Policy was made to better align with the market and our non-employee directors’ three-year terms.  No other changes were made to our Director Compensation Policy other than described above.

Stockholder and Other Interested Party Communications with the Board

Stockholders and other interested parties who wish to communicate with the non-management or independent members of our Board may do so by letters addressed to the attention of our General Counsel.

All communications are reviewed by the General Counsel and are routed to the appropriate member(s) of the Board consistent with our Policies and Procedures for Stockholder and Other Interested Party Communications to Independent Directors. A copy of our Policies and Procedures for Stockholder and Other Interested Party Communications to Independent Directors is posted under the “Governance” portion of the “Investors” section on our website at http://investors.quotient.com/investors/governance/governance-documents/default.aspx.

The address for these communications is:

Quotient Technology Inc.

Attn: General Counsel

400 Logue Avenue

Mountain View, CA 94043

REPORT OF THE AUDIT COMMITTEE

With respect to Quotient’s financial reporting process, the management of Quotient is responsible for (1) establishing and maintaining internal controls and (2) preparing Quotient’s consolidated financial statements. Quotient’s independent registered public accounting firm, Ernst & Young, is responsible for auditing these financial statements. It is the responsibility of the Audit Committee to oversee these activities. The Audit Committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of Quotient’s financial statements.

The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2018 with Quotient’s management and with Ernst & Young, including the results of the independent registered public accounting firm’s audit of Quotient’s financial statements. The Audit Committee has also discussed with Ernst & Young all matters that the independent registered public accounting firm was required to communicate and discuss with the Audit Committee, including the matters required to be discussed by PCAOB Auditing Standard No. 1301 “Communication with Audit Committees.”

The Audit Committee also has received and reviewed the written disclosures and the letter from Ernst & Young required by applicable requirements of the PCAOB regarding Ernst & Young’s communications with the Audit Committee concerning independence and has discussed with Ernst & Young its independence from Quotient, as well as any relationships that may impact Ernst & Young’s objectivity and independence.

Based on the Audit Committee’s review and discussions with Quotient’s management and independent registered public accountants discussed above, the Audit Committee recommends to the Board of Directors that the audited financial statements be included in Quotient’s Annual Report on Form 10-K for the year ended December 31, 2018, for filing with the SEC.

Submitted by the Audit Committee of the Board:

David Oppenheimer (Chairperson)

Andrew Gessow

Michelle McKenna

Christy Wyatt

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than the executive and non-employee director compensation arrangements, including the employment, termination of employment and change in control arrangements, discussed below under “Executive Compensation,” the indemnification arrangements with our executive officers and non-employee directors discussed below under “Indemnification Agreements,” and the transactions described below in this section, we were not party to any transactions since January 1, 2018 to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and
•

any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

San Francisco Giants Suite License

The Company and Divco share a San Francisco Giants Suite. Mr. Gessow, one of our independent directors, serves as a Senior Advisor at Divco and a managing partner at DivCore Equity Partners which is affiliated with Divco. The Company and Divco divide the cost and the right to use the suite equally. This arrangement has been disclosed to and ratified by the Audit Committee, with Mr. Gessow abstaining from the vote. The Company reimbursed Divco $144,753 for its share of the suite license for Fiscal 2018, which is based on the face value of the cost of the suite license. This arrangement was terminated in 2019.

Golden State Warriors Tickets

The Company expects to enter into an agreement with Steven Boal, our Executive Chairman, to purchase a number of Golden State Warriors tickets at face value for the 2019/2020 NBA season.  The Company expects to pay approximately $396,000 for the tickets and all terms to be negotiated at arms-length. The transaction will be presented to our Audit Committee for approval in accordance with our Policy and Procedures with Respect to Transactions with Related Persons.

Amended and Restated Investor Rights Agreement

In June 2011, we entered into an Eighth Amended and Restated Investor Rights Agreement with the holders of our preferred stock, including entities affiliated with John H. Burbank III, which hold 5% or more of our capital stock. Such agreement provides, among other things, for certain rights relating to the registration of their shares of common stock, including those issued upon conversion of their preferred stock, including the right to demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing.

Review, approval or ratification of transactions with related parties

Our Board recognizes that transactions between our Company and persons or entities that may be deemed related persons can present potential or actual conflicts of interest and create the appearance of impropriety. Accordingly, our Board has delegated authority for the review and approval of all related person transactions to the Audit Committee. We have adopted a Policy and Procedures with Respect to Transactions with Related Persons to provide procedures for reviewing, approving and ratifying any transaction involving our Company or any of its subsidiaries in which a 5% or greater stockholder, director, executive officer or members of their immediate family have or will have a direct or indirect material interest. This policy is intended to supplement, and not to supersede, our Company’s other policies that may be applicable to or involve transactions with related persons.

EXECUTIVE OFFICERS

The following table identifies certain information about our executive officers as of April 22, 2019. Officers are appointed or elected by the Board to hold office until their successors are elected and qualified.

Name	Age	Current Position(s) with Quotient
Steven Boal	53	Executive Chairman of the Board

Mir Aamir	46	President, Chief Executive Officer and Director

Ronald Fior	61	Chief Financial Officer and Treasurer

Chad Summe	39	Chief Operating Officer

Jason Young	49	Chief Marketing & Media Officer

Connie Chen	52	General Counsel, Compliance Officer and Secretary

For information on the business background of Messrs. Boal and Aamir, see “Proposal No. 1—Election of Directors” above.

Ronald Fior has served as our Chief Financial Officer since August 2016 and Treasurer since July 2017 leading all corporate finance and information technology functions, including accounting, capital structure, and tax and treasury reporting. From October 2013 to October 2015, Mr. Fior served as the chief financial officer for Good Technology, a mobile security company, where he was responsible for all finance, accounting, taxation, facility and information technology functions. Before joining Good Technology, from September 2002 to July 2013, Mr. Fior served in various capacities at Callidus Software Inc., a cloud software company, including as its senior vice president, finance and operations and chief financial officer from April 2006 to May 2013, and as vice president of finance and chief financial officer from September 2002 to April 2006. Mr. Fior holds a Bachelor of Commerce degree from the University of Saskatchewan, Canada, and is a Chartered Accountant.

Chad Summe has served as our Chief Operating Officer since November 2018 and served as our Senior Vice President & General Manager, Brands and Retail from January 2018 through November 2018. He joined the Company in 2012 and served in a series of increasingly responsible positions in sales for the Company. Mr. Summe served as the Company’s Vice President of the Central Division from October 2015 to October 2016 and Vice President and General Manager of US Sales from November 2016 to December 2017. Mr. Summe led the Company’s expansion in Cincinnati, Ohio.  Mr. Summe holds a B.S. in Economics (with Honors) from the United States Naval Academy and an M.B.A. from Duke University’s Fuqua School of Business.

Jason Young has served as our Chief Marketing and Media Officer since November 2018 and served as our Senior Vice President of Media and General Manager of our Crisp Mobile business from May 2017 through November 2018. Mr. Young joined the Company as part of the Company’s acquisition of Crisp Mobile in 2017. Mr. Young was chief executive officer of Crisp Mobile from 2011 until its acquisition. While Mr. Young served as chief executive officer of Crisp Mobile, he was responsible for overseeing all business operations of Crisp Mobile, including product, technology, sales, marketing, operations and all corporate functions.  Additionally, Mr. Young worked closely with Crisp Mobile’s board of directors and investors setting business and capital strategies. He was previously chief executive officer and founder of Smart Device Media, a premium mobile ad network company that was acquired by Crisp Mobile in December 2011. Previously, Mr. Young served as chief executive officer at Ziff Davis from 2007 to 2010 culminating in 20 years of service at Ziff. Mr. Young has more than 20 years of digital advertising experience. Mr. Young holds a B.A. in English from Tufts University.

Connie Chen has served as our General Counsel, Compliance Officer and Secretary since January 2016 and served as our Senior Director of Legal Affairs from October 2014 to December 2015, and Director of Legal Affairs from September 2013 to October 2014. From 2005 to August 2013, she served as vice president, litigation and deputy general counsel at Rambus Inc., a semiconductor and IP product company.  Prior to Rambus, Ms. Chen held positions at the law firm of Morrison & Foerster LLP and WebMD, an internet healthcare technology company, where she served as assistant general counsel.  Ms. Chen holds an A.B. from Stanford University and a J.D. from Stanford Law School.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section provides information on our executive compensation program and our compensation philosophy for our named executive officers (“NEOs”), who in Fiscal 2018 were:

•	Steven Boal, who began serving as our Executive Chairman as of September 1, 2017, and served as our Chief Executive Officer prior to assuming the role of Executive Chairman;
•

Mir Aamir, who began serving as our President and Chief Executive Officer as of September 1, 2017, and served as our President and Chief Operating Officer prior to assuming the role of President and Chief Executive Officer;

•	Ronald Fior, who began serving as our Chief Financial Officer as of August 2, 2016 and our Treasurer as of July 25, 2017;
•

Chad Summe*, who began serving as our Chief Operating Officer as of November 19, 2018, and served as our Senior Vice President and General Manager of Brands and Retail prior to assuming the role of Chief Operating Officer; and

•

Jason Young*, who began serving as our Chief Marketing & Media Officer as of November 19, 2018, and served as our Senior Vice President of Media and General Manager of Crisp Mobile prior to assuming the role of Chief Marketing & Media Officer.

Executive Summary

We are an industry-leading digital marketing company, providing technology and services that power targeted digital promotions and media programs for consumer packaged goods (“CPGs”) brands and retailers. These programs are delivered across our network, including our flagship consumer brand Coupons.com and our retail partners’ properties. This network provides the Company with proprietary and licensed data, including online behavior, purchase intent, and retailers’ in-store point-of-sale (“POS”) shopper data, to target shoppers with the most relevant digital coupons and ads. Customers and partners use the Company to influence shoppers via digital channels, integrate marketing and merchandising programs, and leverage shopper data and insights to drive measurable sales results.

Fiscal 2018 was a successful year for the Company delivering 20% revenue growth and 23% Adjusted EBITDA growth over 2017. We significantly broadened our media offerings with the launch of Retail Performance Media, which powers retailers’ digital media platforms and enables CPG brands to deliver targeted ads to shoppers. Additionally, we acquired three companies in 2018 to further enhance our technology platform, bringing influencer marketing, ecommerce sponsored search and product advertising, and loyalty offers and Customer-Relationship Management technology to our brands and retail partners.

*Became an executive officer upon promotion.

Below is a summary of our financial performance for Fiscal 2018, in comparison to previous fiscal years:

20% Revenue Growth in 2018 over 2017	23% Adjusted EBITDA Growth in 2018 over 2017

GAAP Net Loss 2016: $19.5M

GAAP Net Loss 2017: $15.1M

GAAP Net Loss 2018: $28.3M

A reconciliation of net income to adjusted EBITDA is incorporated by reference in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measure and Key Operating Metrics” and included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2019.

Compensation Philosophy and Practices

The overall objective of our executive compensation programs is to pay our executive officers competitively and equitably in a way that aligns our business and financial goals, and ties back to overall Company and individual performance.  The primary objectives of our executive compensation programs are:

Pay-for-Performance

A significant portion of pay for executive officers is at-risk and performance-based with metrics that align total compensation with the Company’s growth strategy, annual financial objectives and performance of our stock price. At-risk compensation includes short-term cash incentives and long-term incentives in the form of equity awards.

Alignment with Stockholders

Our compensation programs align executive officers’ interests with those of our stockholders, by providing equity-based forms of compensation and tying pay to Company and stock performance. We maintain stock ownership guidelines for all executive officers and we remain committed to a culture of shared success through long-term equity awards.

Competitive Appeal

Our compensation programs’ goals are to attract, reward, and retain talented and highly qualified executive officers whose abilities and engagement are critical to our success and competitive advantage. We use market-based pay information to align each executive officer’s compensation to their position, responsibilities, and impact.

Drive Future Growth

We use our compensation programs to invest in and reward talent with the greatest potential to drive the long-term growth of our Company, while holding employees accountable to the Company’s strategy and values.

We set the compensation of our executive officers, including the NEOs, by considering factors such as, their ability to create sustainable long-term stockholder value in a cost-effective manner, prevailing market conditions, and compensation levels and practices of our peers. Our executive compensation philosophy is to align executive compensation decisions with our desired business direction, strategy, and performance.

What We Do
✓ Review compensation programs regularly with our Compensation Committee	✓ Engage an independent compensation consultant to assist the Compensation Committee with determining compensation for executive officers, including NEOs
✓ Maintain stock ownership guidelines which require all executive officers and non-employee directors to hold a significant amount of stock

✓    Design compensation programs so that a significant portion of compensation is “at risk” based on corporate and stock price performance, to align the interest of our executive officers and our stockholders

✓ Award annual equity to our executive officers that vests over a multi-year period, consistent with market practice and our retention objectives	✓ Double-trigger for all change-in-control payments and benefits. Requiring a change-in-control of our Company plus an involuntary termination of employment before payments and benefits are made.

What We Don’t Do
✘ Provide tax gross-up treatment for executive officers on any severance or change in control benefits	✘ Permit our non-employee directors and executive officers to pledge or hedge our equity securities
✘ Provide any perquisites or other personal benefits to our executive officers, including our NEOs

Role of Compensation Committee

Our Board has delegated to the Compensation Committee the authority and responsibility for, among other things, reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer and other executive officers; reviewing and approving the following compensation for our Chief Executive Officers and our executive officers: salaries, bonuses, incentive compensation, equity awards, benefits and perquisites; recommending the establishment and terms of our non-equity and equity incentive plans, and administering such plans; and making and approving grants of equity awards to all executive officers.

The Compensation Committee regularly reviews the philosophy and goals of our executive compensation programs to ensure that our compensation philosophy remains aligned with the goals and strategy of our business. Typically, our CEO is involved in the determination of compensation for the respective executive officers that report to him. The Compensation Committee considers these recommendations along with peer group benchmark compensation information and available market survey data provided by our independent compensation consultant. The CEO does not participate in discussion or recommendations as to his own compensation.

When making final decisions regarding executive compensation, the Compensation Committee considers Company performance and individual performance against goals, as well as its judgment as to what is in the best interests of the Company and its stockholders.

The Compensation Committee makes all decisions regarding our compensation programs except for the approval of the targets and performance criteria for our Performance Incentive Bonus Plan. The Compensation Committee recommends, and our Board approves the targets and performance criteria, including the corporate financial performance goals of our Performance Incentive Bonus Plan.

Role of Independent Consultant

The Compensation Committee retains an independent compensation consultant to assist in providing data, analysis, and other advice relating to our executive compensation programs, the consultant reports directly to the Compensation Committee. In 2018, the Compensation Committee engaged Radford, a national consulting firm, to serve as independent consultant. Responsibilities and duties of the independent consultant include the following:

o	Advise the Compensation Committee on the appropriate comparator group for compensation and benefits benchmarking;
o	Provide consultation, research, and guidance regarding the strategy of our compensation programs and ensure market competitiveness;
o	Review and analyze the compensation of our executive officers, including our NEOs;
o	Provide consultation on compensation governance matters; and
o	Attend Compensation Committee meetings as needed and requested.

The Compensation Committee evaluates Radford’s independence annually. Based on relevant legal standards the Committee has determined that there was no conflict of interest.

Benchmarking

The Compensation Committee refers to a comparative group of companies when evaluating executive compensation. Our 2018 peer group was selected with the assistance and recommendations of Radford and it consists of US-based companies of similar revenue, growth, market capitalization, and geographic location, predominantly in the software-as-a-service industries with a secondary focus on marketing services.  Specifically, the following was considered:

Element	Description	Criteria
Industry/Sector	Industry focus that reflects the nature of the Company’s products and industry-specific skills required for business success	Public US-based software-as-a-service companies with secondary focus on marketing services, if possible; Corporate headquarters in key technology hub locations
Revenue	Trailing 12 month (TTM) revenue; Governance groups typically target a revenue range of 0.5x to 4x the Company’s revenues	Revenue generally between 0.5x and 4x (~$200M and $1.4B) to reflect companies of similar scale to the Company
Market Capitalization

Company’s market capitalization, which provides an accurate view of the Company’s value; Radford typically looks at peer companies with a market value range of 0.3x-3x the Company’s market value to gather a reasonable range of comparators

Market cap generally between ~0.5x to ~4x ($600M and $5.3B) of Company’s current market cap

In 2018, the Compensation Committee used information from the following compensation peer group in making executive compensation decisions:

2U, Inc.	Coupa Software Incorporated	Liveperson	SPS Commerce, Inc.
Benefitfocus, Inc.	Etsy	LogMeIn	Stamps.com Inc.
Box, Inc.	Five9, Inc.	MINDBODY, Inc.	The Trade Desk
Carbonite	GrubHub Inc.	QuinStreet	TrueCar, Inc.
Cornerstone OnDemand	HubSpot	Shutterstock, Inc.	Yelp Inc.

Data from our peer group is valuable to the Compensation Committee because it provides insight into competitive pay practices for each of the elements of our executive compensation program. In setting the elements of compensation for the NEOs, the Compensation Committee reviewed base salary, target annual performance incentive bonus opportunity, target total cash compensation (i.e., base salary plus target performance incentive bonus opportunity), annual long-term incentive, and total direct compensation values for our NEOs and those of similarly situated executives of our compensation peer group. Radford provided data at the 25th, 50th and 75th percentiles for such compensation, and the Compensation Committee used this data as reference. The Compensation Committee did not benchmark any compensation element to a specific percentile, instead the Compensation Committee set NEOs’ compensation at levels it deemed appropriate after considering such factors as the Company and individual performance, time in role, position criticality, retention and anticipated future contributions, and overall cost of the compensation programs.

Executive Compensation Elements

Program	Pay Type	Alignment to Compensation Philosophy
Base Pay	Fixed	Attract and retain talented and highly-qualified executive officers, align compensation to day-to-day responsibilities, leadership skills, impact and experience
Short-Term Incentive Plan (Performance Incentive Bonus Plan)	Variable	Reward annual performance and contribution to overall Company objectives and Company’s financial results including revenue and adjusted EBITDA targets
Long-Term Incentive Plan (Equity Awards)	Variable	Align compensation to stockholder interest, recognize long-term potential, and retain executive officers who are critical to our success

Executive Compensation Pay Mix

2018 Executive Compensation Changes

Our executive compensation programs are designed to be flexible and aligned to our business objectives and strategy.  We believe in continually reviewing our compensation strategy to ensure that our philosophy and decision-making is aligned to the interests of our stockholders. The Compensation Committee took the following actions in 2018:

•

Revised the 2018 Performance Incentive Bonus Plan to further incentivize executive officers and increase long-term stockholder value so that if earned, executive officers would receive 50% of their annual bonus opportunity amount in stock and the remainder would be paid in cash (“Equity Bonus Policy”).

•

In November 2018, the Board appointed Chad Summe and Jason Young as executive officers in conjunction with their promotions to Chief Operating Officer and Chief Marketing and Media Officer, respectively. No changes to their compensation were made at the time of their promotion. In 2018, Messrs. Summe and Young were not subject to the Equity Bonus Policy because they were not executive officers at the time the Equity Bonus Policy was adopted. They will be subject to the Equity Bonus Policy in 2019.

2018 Executive Compensation

Base Salary

As the only fixed element of our executive compensation package, base salary compensates our NEOs for day-to-day job responsibilities and impact to the business. Our Compensation Committee performs an annual review during which it considers adjustments to our NEOs’ base salaries, considering such factors as the prevailing market conditions and the scope of responsibilities, knowledge, skill set, level of experience, and performance. Market competitive base pay allows us to remain competitive in attracting and retaining executive talent. This is the only form of compensation that we consider “fixed” and not subject to specific performance goals that are set at the Company level.

The 2018 base salary of each NEO is listed in the table below. There were no base salary increases for our NEOs in 2018 except for Mr. Fior. Effective March 1, 2018, Mr. Fior had a 3% merit-based salary increase, which consisted of an increase of $11,433 to his base salary.

Named Executive Officer	Base Salary as of December 31, 2018
Steven Boal	$400,000
Mir Aamir	$500,000
Ronald Fior	$392,533
Chad Summe	$270,000
Jason Young	$300,000

Performance Incentive Bonus Plan

The Performance Incentive Bonus Plan is designed to reward an executive officer’s contribution to overall Company annual financial performance, business results, and strategy. At the beginning of each fiscal year, our Compensation Committee recommends, and our Board adopts, the targets and performance criteria for our Performance Incentive Bonus Plan, including corporate financial performance goals and the annual targets for our executive officers.

In setting each executive officer’s annual Performance Incentive Bonus target, our Compensation Committee considered each executive officer’s total direct compensation mix, individual contributions, responsibilities, experience, and peer group market data. Our Compensation Committee set the annual Performance Incentive Bonus target for our executive officers as percentages of the relevant individual’s base salary (the “Performance Incentive Bonus Opportunity”). See table under “—Company Targets and Results for 2018” for the value of each NEO’s Performance Incentive Bonus Opportunity.

Plan Payout Formula

For purposes of measuring achievement toward the annual Performance Incentive Bonus, the Compensation Committee selected a formula-based bonus to motivate executives to achieve specific goals to drive growth and success for the Company, as well as align with stockholder interest.

The Compensation Committee recommended and the Board approved revenue and adjusted EBITDA as the corporate financial performance measures that supported our annual operating plan. We define (i) “revenue” as GAAP revenue as reflected in our quarterly and annual financial statements; and (ii) “adjusted EBITDA” as net income (loss) adjusted for stock-based compensation, depreciation and amortization, interest expense, other income (expense) net, provision for (benefit from) income taxes, net change in fair value of escrowed shares and contingent consideration, charges related to Enterprise Resources Planning Software implementation costs, certain acquisition related costs, and restructuring charges, and as applicable, other special items.

Revenue and adjusted EBITDA goals were weighted 50% each under the 2018 Performance Incentive Bonus Plan and had achievement levels for each measure. Goals were set at the beginning of Fiscal 2018 and the achievement levels approved for Fiscal 2018 were based on our actual revenues and adjusted EBITDA performance for the year.

Plan Payout in Cash and Equity

On February 6, 2018, the Compensation Committee approved the Equity Bonus Policy to further incentivize our executive officers by rewarding increased stockholder value. For Fiscal 2018, 50% of Performance Incentive Bonus Opportunity (“Equity Bonus Opportunity”) awarded to each of Messrs. Boal, Aamir and Fior would be paid in stock with the number of shares of stock determined based on the dollar amount of Equity Bonus Opportunity divided by the closing price for our stock as of February 28, 2018, which was $13.15, (rounded down to the nearest whole share) and the remainder would be paid in cash. Any adjustments to the Performance Incentive Bonus earned by Messrs. Boal, Aamir and Fior due to Company or individual performance would be made first to the cash portion of their Performance Incentive Bonus.

Messrs. Summe and Young were paid out entirely in cash under the Performance Incentive Bonus Plan, with opportunity and targets based on their respective roles as of February 2018. For more information, please see below “—Company Targets and Results for 2018.”

Company Targets and Results for 2018

To be paid out at target level, the Company needed to generate approximately $395.0 million in revenue and approximately $67.9 million of adjusted EBITDA. If we failed to achieve performance thresholds at 80% of the target levels which equates to revenues of approximately $316.0 million and adjusted EBITDA of approximately $54.3 Million, Messrs. Boal, Aamir and Fior would not receive Performance Incentive Bonus awards for the year. (Messrs. Summe and Young were not subjected to this threshold because they were not executive officers at the time the thresholds and targets were set.)

Our Board established achievement levels of 80% to 115% of revenue and adjusted EBITDA goals.  Achieving 100% of an executive’s Performance Incentive Bonus target was intended to be a difficult but achievable goal considering the prior year’s results of operations and anticipated growth for 2018. For 2018, we delivered $387.0 million of revenues and $57.6 million of adjusted EBITDA. As a result, the blended formula-based achievement for each NEO was determined to be 80% of the target amount.

Our Board has the discretion to adjust the pre-established target levels for revenues and adjusted EBITDA in the event we complete one or more acquisitions during the year. Our Board did exercise such discretion for 2018 after reviewing our acquisitions in Fiscal 2018 and increased the revenue target.

Our compensation programs reflect risks and rewards based on financial performance and stock price. The table below outlines the annual incentive bonus opportunities established for each NEO and the actual bonus each NEO earned for Fiscal 2018 under our Performance Incentive Bonus Plan. The number of shares to be awarded under the Equity Bonus Policy was determined by our closing stock price on February 28, 2018 and valued at $150,000, $250,000 and $147,000 for Messrs. Boal, Aamir and Fior, respectively. The values shown in the table below are calculated based on our closing stock price on the grant date of the equity awards, March 1, 2019, and reflect stock risk to compensation in 2018.

				Performance Incentive Bonus Payout
Named Executive Officer	Annual Performance (as% of base salary) Incentive Bonus Target %	Annual Performance Incentive Bonus Opportunity ($)	Company Achievement	Cash Payment	RSU Payment(1)
Steven Boal	75%	$300,000	80%	$89,760	$113,604
Mir Aamir	100%	$500,000	80%	$149,600	$189,350
Ronald Fior	75%	$294,400	80%	$88,085	$110,945
Chad Summe(2)	10%	$27,000(3)	80%	$22,657	--
Jason Young(2)	60%	$180,000	80%	$143,856	--

(1)

In accordance with the Performance Incentive Bonus Plan described above, the Compensation Committee recommended, and the Board approved that 80% of performance targets were achieved. As a result, the Compensation Committee granted on March 1, 2019, with immediate vesting, the following awards: Mr. Boal 11,406 shares of RSUs, Mr. Aamir 19,011 shares of RSUs and Mr. Fior 11,139 shares of RSUs. The values reflected in this table are the fair market value on date of grant of March 1, 2019 (calculated by multiplying the number of shares granted by our closing stock price of $9.96 on March 1, 2019). For more detail, please see Compensation Decisions and the Summary Compensation Table.

(2)	Messrs. Summe and Young were not executive officers as of February 6, 2018 thus their Fiscal 2018 Performance Incentive Bonus were paid out entirely in cash.
(3)

Mr. Summe was our Senior Vice President and General Manager of Sales through November 19, 2018. Mr. Summe was eligible for 100% annual incentive compensation opportunity with 80% tied to a revenue quota under our Sales Incentive Compensation Plan (“SICP”),10% tied to management objectives under the SICP, and 10% tied to the Company’s performance under the Performance Incentive Bonus Plan. Mr. Summe received $189,870 under the SICP for having achieved 88% of his revenue quota, $27,536 under the SICP for having achieved on average 102% of his management objectives, and $22,657 under our Performance Incentive Bonus Plan as disclosed above. In total, Mr. Summe received $217,406 under the SICP and $22,657 under our Performance Incentive Plan.

Equity Awards

Historically, we have granted our NEOs time-vested stock options and RSUs in connection with their employment. The values of equity awards are based on annual performances and achieving retention objectives. When determining the size of the awards, our Compensation Committee considers the executive’s position and responsibilities, their equity holdings, potential incentive and retention value, competitive market data, the anticipated future contribution the executive will make to our success, and internal pay equity. Equity awards also serve the purpose of ensuring that executives’ long-term interests are aligned with stockholders’ interests.

Generally, all equity awards granted by the Compensation Committee have the grant date and vesting commencement date of the first of the month following approval. All annual grants of RSUs vest quarterly over four years from vesting commencement date and all grants of options vest monthly over four years from vesting commencement date.

The Compensation Committee believes that the option to purchase shares of our common stock, with an exercise price equal to the market price of the common stock on the date of grant, are inherently performance-based and are a good tool to motivate our executive officers to build stockholder value. In addition, the Compensation Committee believes that RSUs help stabilize retention during periods of stock price volatility. All equity awards are subject to our Stock Ownership Guidelines.

In February 2018, our Compensation Committee decided to grant equity awards to Messrs. Boal, Aamir, Fior, Summe and Young at a level competitive with the annual long-term incentives provided by the companies in our compensation peer group to similarly situated executives, as follows:

Named Executive Officer	Grant Date	Options(1)	RSUs(2)
Steven R. Boal	3/1/2018	261,000	191,000
Mir Aamir	3/1/2018	347,000	254,000
Ronald J. Fior	3/1/2018	139,000	102,000
Chad Summe(3)	3/1/2018	-	85,000
Jason Young(3)	3/1/2018	-	95,000

(1)	Options granted with an exercise price of $13.10 and vest in equal monthly installments over a four-year period beginning March 1, 2018.
(2)	RSUs granted vest in equal quarterly installments over a four-year period beginning March 1, 2018.
(3)

Messrs. Summe and Young were not executive officers in February 2018, when the Compensation Committee approved equity grants to executive officers. Therefore, their equity grants were RSU-based only for Fiscal 2018 consistent with our broader employee policy.  Messrs. Summe and Young did not receive promotion-related equity awards when they were promoted to be executive officers on November 19, 2018 at the time of their promotion.

On September 28, 2017, the Compensation Committee granted Mr. Aamir an award consisting of 128,205 performance-based RSUs (“PRSUs”) in connection with his promotion to President & CEO. On October 30, 2017, the Compensation Committee amended the performance goals applicable to the PRSUs to achievement of certain revenues and adjusted EBITDA performance targets over the three-year period from the date of the grant. The Compensation Committee determined on March 1, 2019 that Mr. Aamir had met the PSRU revenue target for Fiscal 2018 and as a result 21,368 shares of PRSUs vested on March 1, 2019.

Preview of 2019 Performance Incentive Bonus Plan and Compensation Decisions

In early 2019, the Compensation Committee made continuing efforts to align executive officers’ total compensation to the Company’s financial performance and remain competitive with our industry peers. The Committee took the following actions:

✓    expanded the Equity Bonus Policy to our entire senior leadership team, whereby if earned, 50% of eligible fiscal year 2019 (“Fiscal 2019”) Performance Incentive Bonus Opportunity would be awarded in stock, with the number of shares of stock determined based on the dollar amount of the Equity Bonus Opportunity divided by the closing price of our stock on February 28, 2019, which was $10.03, rounded down to the nearest whole share, and the remainder would be paid in cash. Adjustments for the Company’s performance as determined by our Compensation Committee for Fiscal 2019 would be made to cash portion. This was intended to incentivize our broader senior leadership team and increase long-term stockholder value. Previously, our Performance Incentive Bonus Plan awarded the fiscal year incentive bonus in 100% cash for senior leadership team executives who were not executive officers;

✓    required that the Company’s financial performance must be above 75% of the target financial goals set at the beginning of 2019 in order for the senior leadership team including executive officers to be awarded any performance incentive bonus; and

✓    shifted focus to further drive and incentivize revenue growth. Under the 2019 Performance Incentive Bonus plan, revenue targets and achievements are weighted at 75% and Adjusted EBITDA targets and achievements are weighted at 25% of total financial performance goals.

Effective January 1, 2019, and reflective of their promotions, Messrs. Summe and Young had the following changes to their executive compensation:

Chad Summe

Base salary increased to $330,000 with a 75% target annual Performance Incentive Bonus opportunity. Mr. Summe is now subject to the Equity Bonus Policy and his equity awards will consist of 50% RSUs and 50% options. Mr. Summe will no longer be eligible for our Sales Incentive Compensation Plan.

Jason Young

Base salary increased to $320,000 with a 60% target annual Performance Incentive Bonus opportunity. Mr. Young is now subject to the Equity Bonus Policy and his equity awards will consist of 50% RSUs and 50% options.

Executive Officer Ownership Guidelines

Our Board adopted in 2016 stock ownership guidelines (“Stock Ownership Guidelines”) for our CEO, executive officers, and non-employee directors.  On February 5, 2019, the Compensation Committee revised our Stock Ownership Guidelines to clarify applicability of the holding requirements.  Under the Stock Ownership Guidelines, our Executive Chairman and CEO are expected to own shares of our common stock, equal to the lesser value of five times their annual salary, or 200,000 shares. The remaining Section 16 Officers are expected to own shares of our common stock, equal to the lesser value of one times their annual salary, or 30,000 shares.  Shares may be owned directly by the individual, owned jointly with or separately by the individual’s spouse, or held in trust for the benefit of the individual, the individual’s spouse or children.  Each executive officer is required to satisfy the stock ownership guidelines by October 24, 2021, or within five years after first becoming subject to the guidelines. Our Executive Chairman and President and CEO have already satisfied the stock ownership guidelines and our CFO, COO and CMO are on track to meet the objective within the required time frame.

Other Benefits

Our executive officers are eligible to participate in broad-based Company-sponsored retirement, health and welfare benefits program on the same basis as our other full-time, salaried employees.  At this time, we do not provide any perquisites or other personal benefits to our executive officers.

Prohibition on Short Sales, Hedging Transactions and Margin Accounts and Pledges

We prohibit (i) short sales of our stock, (ii) all transactions in derivatives of our stock, including hedging transactions and (iii) pledging of our stock as collateral, for all our non-employee directors, officers and employees.

Tax and Accounting Implications

Under Financial Accounting Standard Board ASC Topic 718 we are required to estimate and record an expense for each award of equity compensation over the vesting period of the award. We record share-based compensation expense on an ongoing basis according to ASC 718.

Section 162(m) of the Code places a limit of $1 million on the amount of compensation deductible by a company in any one year with respect to compensation paid to certain of its officers, called covered employees, subject to certain exemptions. In connection with the U.S. Tax Cuts and Jobs Act enacted in December 2017, the exemption from the deduction limit for “performance-based compensation” has been repealed, such that compensation paid to our covered employees in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. Due to uncertainties as to the interpretation of the tax reform legislation, it is currently uncertain which items of compensation will and will not satisfy the exemption from Section 162(m). The Company will continue to review related guidance from the Internal Revenue Service as it becomes available. To maintain flexibility in compensating our executive officers in a manner that promotes varying corporate goals, the Compensation Committee has not adopted a policy that all compensation must be deductible, particularly given that the Company currently carries net operating losses.

Risk Analysis of Our Compensation Policies and Practices

The Compensation Committee has reviewed the Company’s compensation policies and practices, in consultation with Radford and outside the Company counsel, to assess whether they encourage employees to take inappropriate risks.  After reviewing and assessing the Company’s compensation philosophy, terms and practices, including the mix of fixed and variable, short and long-term incentives, and overall pay, incentive plan structures, and the checks and balances built into, and oversight of, each plan and practice, the Compensation Committee determined that any risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on our Company as a whole.  The Compensation Committee believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks; the mix of short-term compensation and long-term compensation prevents undue focus on short-term results and helps align the interests of the Company’s executive officers with the interests of our stockholders.  In addition, the Company’s insider trading policy and prohibition against hedging and pledging in Company stock protects against short-term decision making.

report of the Compensation Committee

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis provided above.  Based on its review and discussions, our Compensation Committee has recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

Submitted by the Compensation Committee of the Board:

Scott Raskin (Chairperson)

Andrew Gessow

Christy Wyatt

SUMMARY COMPENSATION TABLE

The following table provides information regarding all plan and non-plan compensation awarded to, earned by, or paid to, each of our NEOs during the year ended December 31, 2018, December 31, 2017 and December 31, 2016.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)	Total ($)
Steven Boal Executive Chairman	2018 2017 2016	400,000 465,987 488,000	––– ––– –––	2,615,704(2) 2,600,000 851,000	1,719,599 1,939,260 2,781,176	89,760 389,960 512,361	6,552(4) 6,552(4) 6,000(4)	4,831,615 5,401,759 4,638,537
Mir Aamir President and CEO	2018 2017 2016	500,000 494,548 481,000	––– ––– –––	3,516,750(2) 3,949,998 4,393,750	2,286,210 1,292,840 2,022,673	149,600 364,565 321,116	6,360(4) 15,192(6) 6,000(4)	6,458,920 6,117,143 7,224,539
Ronald Fior(5) CFO and Treasurer	2018 2017 2016	390,628 379,250 144,356	––– ––– –––	1,447,144(2) 975,000 1,121,150	915,802 969,630 1,270,570	88,085 249,828 89,906	7,584(4) 7,584(4) 4,331(4)	2,849,243 2,581,292 2,630,313
Chad Summe(7) COO	2018 2017 2016	270,000 ––– –––	––– ––– –––	1,113,500 ––– –––	––– ––– –––	240,063 ––– –––	6,189(4) ––– –––	1,629,752 ––– –––
Jason Young CM & MO(8)	2018 2017 2016	300,000 ––– –––	––– ––– –––	1,244,500 ––– –––	––– ––– –––	143,856 ––– –––	6,360(4) ––– –––	1,694,716 ––– –––

(1)

The amounts reported reflect the aggregate grant date fair value of option awards, RSUs and PRSUs granted during the year as computed in accordance with FASB ASC Topic 718. The assumptions used to calculate these amounts are discussed in Note 10 to our notes to consolidated financial statements included in our Annual Report on Form 10-K, as filed with the SEC on February 27, 2019. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Note that the amounts reported in these columns reflect the accounting cost for these stock awards and stock options, and do not correspond to the actual economic value that may be received by the NEOs from them.

(2)

In accordance with the Equity Bonus Policy described above, the Compensation Committee recommended, and the Board approved that 80% of performance targets were met under the Performance Incentive Bonus Plan and the Compensation Committee granted on March 1, 2019 the following shares, with immediate vesting: Mr. Boal 11,406 shares, Mr. Aamir 19,011 shares and Mr. Fior 11,139 shares. The values given in this table reflect the fair market value on date of grant which was March 1, 2019. For more information please see “Compensation Discussion & Analysis – Performance Incentive Bonus Plan.”

(3)

The amounts represent cash payments earned under our Performance Incentive Bonus Plan. Amounts earned were paid annually, with such payments being made within 60 days after the end of the year. Please refer to the “Compensation Disclosure & Analysis – Performance Incentive Bonus Plan” for more information.

(4)	The amount reported represents 401(k) matching contributions and Group Term Life (GTL).
(5)	Mr. Fior joined our Company in August 2016.
(6)	The amount reported represents 401(k) matching contributions, GTL reported income or accrued vacation payout.

(7)	Mr. Summe became an executive officer as of November 19, 2018 when he was promoted to Chief Operating Officer. Mr. Summe is only an NEO for Fiscal 2018.
(8)	Mr. Young became an executive officer as of November 19, 2018 when he was promoted to Chief Marketing & Media Officer. Mr. Young is only an NEO for Fiscal 2018.

GRANT OF PLAN-BASED AWARDS

The following table provides information regarding grants of plan-based awards to our NEOs during the Fiscal 2018:

Name	Grant Date	Estimated Possible Payouts Under Non- Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock And Option Awards ($)

		Threshold ($)	Target ($)(1)	Maximum ($)	Threshold (#)	Target (#)		Maximum (#)
Steven Boal	3/15/2018	120,000	150,000	172,500
	3/15/2018					11,406	(2)
	3/1/2018								191,000			2,502,100
	3/1/2018									261,000	$13.10	1,719,599
Mir Aamir	3/15/2018	200,000	250,000	287,500
	3/15/2018					19,011	(2)
	3/1/2018								254,000			3,327,400
	3/1/2018									347,000	$13.10	2,286,210
Ron Fior	3/15/2018	117,760	147,200	169,280
	3/15/2018					11,139	(2)
	3/1/2018								102,000			1,336,200
	3/1/2018									139,000	$13.10	915,802
Chad Summe(3)	3/15/2018	5,400(4)	270,000	466,765(5)
	3/1/2018								85,000			1,113,500
Jason Young(6)	3/15/2018	36,000	180,000	270,000
	3/1/2018								95,000			1,244,500

(1)	Actual cash compensation received from our Performance Incentive Bonus Plan is reflected in the Non-Equity Incentive Plan Compensation column of the “Summary Compensation Table.”
(2)

Shares of RSUs underlying of each of Messrs. Boal, Aamir and Fior’s Equity Bonus Opportunity under our Performance Incentive Bonus Plan. There is no threshold amount as if each of Messrs. Boal, Aamir and Fior did not meet the minimal achievement levels under our Performance Incentive Bonus Plan all shares underlying Each Equity Bonus Opportunity would not be granted. There is no maximum amount as any adjustments to Performance Incentive Bonus earned by Messrs. Boal, Aamir and Fior due to Company or individual performance would be made to cash portion of their Performance Incentive Bonus.

(3)

Mr. Summe was our Senior Vice President and General Manager of Sales through November 19, 2018. Mr. Summe was eligible for 100% annual incentive compensation opportunity with 80% tied to a revenue quota under our Sales Incentive Compensation Plan (“SICP”),10% tied to management objectives under the SICP, and 10% tied to the Company’s performance under the Performance Incentive Bonus Plan. Our SICP does not have minimal amount payable for a certain level of performance but does have a maximum amount payable.

(4)

Mr. Summe was not an executive officer at time of approval of our Fiscal 2018 Performance Incentive Bonus Plan and was subject to a lower attainment levels with a lower threshold payout. Our SICP does not have a minimal amount payable for a certain level of performance. This dollar amount represents the minimal amount payable to Chat under our Performance Incentive Bonus Plan only.

(5)

Mr. Summe has the maximum payout of (i)$372,265 under the SICP for his revenue quota, (ii) $54,000 under the SICP for his management objectives and (iii) $40,500 under the Performance Incentive Bonus Plan.

(6)	Mr. Young was not an executive officer at time of approval of our Fiscal 2018 Performance Incentive Bonus Plan and was subject to a lower attainment levels with a lower threshold payout.

Executive Employment Arrangements

Steven Boal

We have not entered into an employment agreement with Steven Boal, our founder and Executive Chairman, and his employment is at-will. We may enter into such an agreement with him in the future. Mr. Boal’s current base salary is $400,000 and his target annual bonus is 75% of his base salary. Mr. Boal is also eligible to participate in the employee benefit plans made available to most of our other employees.

Please see “Potential Payments upon Termination, Change of Control or Certain Other Events” for additional information.

Mir Aamir

Mir Aamir, our President and Chief Executive Officer, is employed with us pursuant to an offer letter dated February 18, 2014, which supersedes a prior offer letter dated October 11, 2013, which sets forth the terms and conditions of his employment with us. The offer letter has no specific term and constitutes at-will employment. Mr. Aamir’s current base salary is $500,000 and his annual target bonus is 100% of his base salary. Mr. Aamir is also eligible to participate in employee benefit plans that are generally available to most of our employees.

Please see “Potential Payments upon Termination, Change of Control or Certain Other Events” for additional information.

Ronald Fior

Ronald Fior, our Chief Financial Officer, is employed pursuant to an offer letter dated July 25, 2016, which sets forth the terms and conditions of his employment with us. This offer letter has no specific term and constitutes at-will employment. Mr. Fior’s current annual base salary is $392,533 and his annual target bonus is 75% of his base salary.  Mr. Fior is also eligible to participate in employee benefit plans that are generally available to most of our other employees.

Please see “Potential Payments upon Termination, Change of Control or Certain Other Events” for additional information.

Chad Summe

Chad Summe, our Chief Operating Officer, is employed with us pursuant to an offer letter dated August 23, 2012, which sets forth the terms and conditions of his employment with us. The offer letter has no specific term and constitutes at-will employment. Mr. Summe’s current base salary is $330,000 and his annual target bonus is 75% of his base salary. Mr. Summe is also eligible to participate in employee benefit plans that are generally available to most of our employees.

Please see “Potential Payments upon Termination, Change of Control or Certain Other Events” for additional information.

Jason Young

Jason Young, our Chief Marketing & Media Officer, is employed with us pursuant to an offer letter dated May 2, 2017, which sets forth the terms and conditions of his employment with us. The offer letter has no specific term and constitutes at-will employment. Mr. Young’s current base salary is $320,000 and his annual target bonus is 60% of his base salary. Mr. Young is also eligible to participate in employee benefit plans that are generally available to most of our employees.

Please see “Potential Payments upon Termination, Change of Control or Certain Other Events” for additional information.

Potential Payments upon Termination, Change of Control or Certain Other Events

The Company entered into a Change of Control Severance Agreement (each, a “Change of Control Agreement,” and collectively, the “Change of Control Agreements”) with Steven Boal, the Company's Executive Chairman, Mir Aamir, the Company’s President and Chief Executive Officer, and Ronald Fior, the Company’s Chief Financial Officer, on August 2, 2016, with Chad Summe, the Company’s Chief Operating Officer, on January 1, 2018, and with Jason Young, the Company’s Chief Marketing & Media Officer, on May 2, 2017.

Each Change of Control Agreement has a three-year term and any obligations of the Company will lapse upon the end of the term. Pursuant to the Change of Control Agreements, if the NEO’s employment with the Company is terminated without Cause (as such term is defined in the Change of Control Agreement and summarized below) and not by reason of death or Disability (as such term is defined in the Change of Control Agreement), or, for Messrs. Boal and Aamir only, if the NEO terminates his employment with the Company for Good Reason (as such term is defined in the Change of Control Agreement and summarized below), and, in any event, such termination does not occur within three months before or twelve months after a Change of Control (as such term is defined in the Change of Control Agreement) of the Company (the “Change of Control Period”), then, provided the NEO signs and does not revoke a separation agreement and release of claims in favor of the Company and subject to the terms of the Change of Control Agreement, the NEO will receive the following: (i) a lump-sum payment (less applicable withholding taxes) equal to 100% for Messrs. Boal, Aamir and Young and 75% for Messrs. Fior and Summe, of the NEO’s annual base salary as in effect immediately prior to the NEO’s termination date, and (ii) a taxable lump-sum payment (less applicable withholding taxes) in an amount equal to the monthly COBRA premium that the NEO would be required to pay to continue the NEO’s group health coverage in effect on the date of NEO’s termination of employment, multiplied by twelve for Messrs. Boal, Aamir and Young and nine for Messrs. Fior and Summe.

Pursuant to the terms of the Change of Control Agreement, if the NEO’s employment with the Company is terminated by the Company without Cause and not by reason of death or Disability or the NEO terminates his employment with the Company for Good Reason, and, in any event, such termination occurs during the Change of Control Period, then, provided the NEO signs and does not revoke a separation agreement and release of claims in favor of the Company and subject to the terms of the Change of Control Agreement, the NEO will receive the following: (i) a lump-sum payment (less applicable withholding taxes) equal to 150% for Messrs. Boal and Aamir and 100% for Messrs. Fior, Summe and Young, of the NEO's annual base salary as in effect immediately prior to the NEO’s termination date or, if greater, at the level in effect immediately prior to the Change of Control; (ii) a lump-sum payment (less applicable withholding taxes) equal to 150% for Messrs. Boal and Aamir and 100% of Messrs. Fior, Summe and Young, of the NEO’s annual bonus for the year of termination at target level, as in effect immediately prior to the NEO’s termination date, or if greater, at the level in effect immediately prior to the Change of Control; (iii) a taxable lump-sum payment (less applicable withholding taxes) in an amount equal to the monthly COBRA premium that the NEO would be required to pay to continue NEO’s group health coverage in effect on the date of the NEO’s termination of employment, multiplied by eighteen for Messrs. Boal and Aamir and twelve for Messrs. Fior, Summe and Young; and (iv) 100% of the NEO’s then-outstanding and unvested Equity Awards (as such term is defined in the Change of Control Agreement) will become vested in full and in the case of stock options and stock appreciate rights, will become exercisable.

In the event that the severance and other benefits payable to the NEO constitute “parachute payments” under Section 280G of the U.S. tax code and would be subject to the applicable excise tax, then the NEO’s severance benefits will be either (A) delivered in full or (B) delivered to such lesser extent which would result in no portion of such benefits being subject to the excise tax, whichever results in the receipt by the NEO on an after-tax basis of the greatest amount of benefits.

For purposes of each Change of Control Agreement, “Cause” means the occurrence of any of the following: (i) NEO’s conviction of, or plea of “no contest” to, a felony or any crime involving fraud or embezzlement; (ii) NEO’s intentional misconduct; (iii) NEO’s material failure to perform his employment duties; (iv) NEO’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company, or any of its subsidiaries, or any other party to whom NEO owes an obligation of nondisclosure as a result of his relationship with the Company or any of its subsidiaries; (v) an act of material fraud or dishonesty against the Company or any of its subsidiaries; (vi) NEO’s material violation of any policy of the Company or any of its subsidiaries or material breach of any written agreement with the Company or any of its subsidiaries; or (vii) NEO’s failure to cooperate with the Company in any investigation or formal proceeding.

For purposes of each Change of Control Agreement, “Good Reason” means the NEO’s termination of his employment in accordance with the next sentence after the occurrence of one or more of the following events without the NEO’s express written consent: (i) a material reduction of the NEO’s duties, authorities, or responsibilities relative to NEO’s duties, authorities, or responsibilities in effect immediately prior to such reduction; (ii) a material reduction by the Company in the NEO’s rate of annual base salary; provided, however, that, a reduction of annual base salary that also applies to substantially all other similarly situated employees of the Company will not constitute “Good Reason”; (iii) a material change in the geographic location of the NEO’s primary work facility or location; provided, that a relocation of less than thirty-five miles from the NEO’s then present location will not be considered a material change in geographic location; or (iv) the failure of the Company to obtain from any successor or transferee of the Company an express written and unconditional assumption of the Company’s obligations to the NEO under the Change of Control Agreement.  Mr. Fior’s Change of Control Agreement also contains a clarification that the first clause above also includes where such material reduction results solely by virtue of the Company being acquired or made part of a larger entity (as, for example, when the Chief Financial Officer of the Company remains as such following a Change of Control but is not made the Chief Financial Officer of the acquiring corporation).  In order for the NEO’s termination of his employment to be for Good Reason, the NEO must not terminate employment with the Company without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety days of the initial existence of the grounds for “Good Reason” and a cure period of thirty days following the date of written notice (the “Cure Period”), such grounds must not have been cured during such time, and the NEO must terminate his employment within thirty days following the Cure Period.

The following table sets forth the estimated incremental payments and benefits that would be payable to our NEOs in different termination scenarios, assuming that the triggering event occurred on December 31, 2018. Due to the number of factors that affect the nature and amount of any potential payments or benefits, actual payments and benefits may differ from those presented in the table below.

Name	Termination Scenario	Cash Severance ($)(1)	COBRA Benefits($)	RSU Awards ($)(1)	Option Awards ($)(2)	Total ($)
Steven Boal	Termination Without Cause/Resignation for Good Reason	400,000	35,974	–––	–––	435,974
	Termination without Cause or Resignation for Good Reason within 3 Months Prior or 12 Months Following a Change of Control	1,050,000	53,961	4,382,474	348,105	5,834,540
Mir Aamir	Termination Without Cause/Resignation for Good Reason	500,000	26,604	–––	–––	526,604
	Termination without Cause or Resignation for Good Reason within 3 Months Prior or 12 Months Following a Change of Control	1,500,000	39,907	7,447,602	253,167	9,240,676
Ron Fior	Termination Without Cause	294,400	18,487	–––	–––	312,887
	Termination without Cause or Resignation for Good Reason within 3 Months Prior or 12 Months Following a Change of Control	686,933	24,649	2,058,720	–––	2,770,302
Chad Summe	Termination Without Cause	202,500	19,953	–––	–––	222,453
	Termination without Cause or Resignation for Good Reason within 3 Months Prior or 12 Months Following a Change of Control	540,000	26,604	1,295,623	–––	1,862,227
Jason Young	Termination Without Cause	300,000	35,974	–––	–––	335,974
	Termination without Cause or Resignation for Good Reason within 3 Months Prior or 12 Months Following a Change of Control	480,000	35,974	1,296,135	–––	1,812,109

(1)

Please note all unvested RSUs granted under our Performance Incentive Bonus Plan will be canceled upon a consummation of a Change in Control and any Performance Incentive Bonus earned will be paid entirely in cash. Therefore, all payments under the Performance Incentive Bonus Plan in a Change of Control scenario was included in the “Cash Severance” column of this table and not the “RSU Awards” column of this table.

(2)	Does not reflect any dollar value associated with the acceleration of unvested stock options with exercise prices in excess of $10.68 per share.

2013 Equity Incentive Plan

In the event of a change in control as described in the 2013 Plan, the acquiring or successor entity may assume or continue all or any awards outstanding under the 2013 Plan or substitute substantially equivalent awards. Any awards which are not assumed or continued in connection with a change in control or are not exercised or settled prior to the change in control will terminate effective as of the time of the change in control. The Compensation Committee may provide for the acceleration of vesting of any or all outstanding awards upon such terms and to such extent as it determines, except that the vesting of all awards held by members of the Board who are not employees will automatically be accelerated in full. The 2013 Plan authorizes the Compensation Committee, in its discretion and without the consent of any participant, to cancel each or any outstanding award denominated in shares upon a change in control in exchange for a payment to the participant with respect to each share subject to the cancelled award of an amount equal to the excess of the consideration to be paid per share of common stock in the change in control transaction over the exercise price per share, if any, under the award.

2006 Stock Plan

Our 2006 Stock Plan (the “2006 Plan”) provides that the administrator may adjust the number and class of shares that may be delivered under the plan and each outstanding award and the price of shares under the award in order to preserve the plan’s intended benefits upon certain events, including, without limitation, changes in our capitalization through stock splits, recapitalizations, mergers or consolidations. The 2006 Plan further provides that if, in the event of a merger or change in control, any award is not assumed or replaced with an equivalent substitute award by the successor corporation, then such award will fully vest and be subject to settlement or will become fully exercisable, if applicable, for a specified period prior to the corporate transaction. The award will then terminate upon the expiration of the specified time period.

Equity Grants to Named Executive Officers

In February 2018, Mr. Boal was granted an option to purchase 261,000 shares of our common stock with an exercise price of $13.10 per share. The option will vest in 48 equal monthly installments from March 1, 2018, provided that he remains an employee through the applicable vest date. In February 2018, Mr. Boal was also granted RSUs to acquire 191,000 shares of our common stock. The RSUs will vest in equal quarterly installments over a four-year period beginning March 1, 2018, provided that he remains an employee through each applicable vest date. Mr. Boal’s equity awards are subject to accelerated vesting as described above in “Potential Payments upon Termination, Change of Control or Certain Other Events.”

In February 2018, Mr. Aamir was granted an option to purchase 347,000 shares of our common stock with an exercise price of $13.10 per share. The option will vest in 48 equal monthly installments from March 1, 2018, provided that he remains an employee through the applicable vest date. In February 2018, Mr. Aamir was also granted RSUs to acquire 254,000 shares of our common stock. The RSUs will vest in equal quarterly installments over a four-year period beginning March 1, 2018, provided that he remains an employee through each applicable vest date. Mr. Aamir’s equity awards are subject to accelerated vesting as described below in “Potential Payments upon Termination, Change of Control or Certain Other Events.”

In February 2018, Mr. Fior was granted an option to purchase 139,000 shares of our common stock with an exercise price of $13.10 per share. The option will vest in 48 equal monthly installments from March 1, 2018, provided that he remains an employee through the applicable vest date. In February 2018, Mr. Fior was also granted RSUs to acquire 102,000 shares of our common stock. The RSUs will vest in equal quarterly installments over a four-year period beginning March 1, 2018, provided that he remains an employee through each applicable vest date. Mr. Fior’s equity awards are subject to accelerated vesting as described above in “Potential Payments upon Termination, Change of Control or Certain Other Events.”

In February 2018, Mr. Summe was granted RSUs to acquire 85,000 shares of our common stock.  The RSUs will vest in equal quarterly installments over a four-year period beginning March 1, 2018, provided that he remains an employee through each applicable vest date. Mr. Summe’s equity awards are subject to accelerated vesting as described above in “Potential Payments upon Termination, Change of Control or Certain Other Events.”

In February 2018, Mr. Young was granted RSUs to acquire 95,000 shares of our common stock. The RSUs will vest in equal quarterly installments over a four-year period beginning March 1, 2018, provided that he remains an employee through each applicable vest date.  Mr. Young’s equity awards are subject to accelerated vesting as described above in “Potential Payments upon Termination, Change of Control or Certain Other Events.”

Outstanding Equity Awards as of December 31, 2018

The following table sets forth information regarding equity awards held by our NEOs at December 31, 2018.

		Option Award				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Steven Boal	48,937(19)	212,063(19)	13.10	3/1/2028	—	—	—	—
	137,499(16)	162,501(16)	13.00	2/13/2027	—	—	—	—
	389,583(6)	160,417(6)	8.51	2/16/2026	—	—	—	—
	200,000(7)	—	5.33	2/6/2022	—	—	—	—
	240,000(8)	—	3.70	2/6/2023	—	—	—	—
	600,000(9)	—	8.65	11/13/2023	—	—	—	—
	600,000(9)	—	16.25	11/13/2023	—	—	—	—
	800,000(9)	—	25.00	11/13/2023	—	—	—	—
	—	—	—	—	155,188(20)	1,657,408	—	—
	—	—	—	—	43,750(11)	467,250	—	—
	—	—	—	—	50,000(12)	534,000	—	—
	—	—	—	—	150,000(17)	1,602,000	—	—
Mir Aamir	65,062(19)	281,938(19)	13.10	3/1/2018	—	—	—	—
	91,666(16)	108,334(16)	13.00	2/13/2027	—	—	—	—
	376,972(10)	—	8.65	11/13/2023	—	—	—	—
	283,333(6)	116,667(6)	8.51	2/16/2026	—	—	—	—
	—	—	—	—	206,375(20)	2,204,085	—	—
	—	—	—	—	128,205(5)(18)	1,369,229	128,205	1,369,229
	—	—	—	—	112,500(17)	1,201,500	—	—
	—	—	—	—	43,750(11)	467,250	—	—
	—	—	—	—	62,500(12)	667,500	—	—
	—	—	—	—	125,000(13)	1,335,000	—	—
Ronald Fior	26,062(19)	112,938(19)	13.10	3/1/2028			—	—
	68,749(16)	81,251(16)	13.00	2/13/2027	—	—	—	—
	107,916(14)	77,084(14)	13.19	8/9/2026	—	—	—	—
	—	—	—	—	82,875(20)	885,105	—	—
	—	—	—	—	56,250(17)	600,750	—	—

	—	—	—	—	42,500(15)	453,900	—	—
Chad Summe	26,041(21)	23,959(21)	11.40	5/5/2027	—	—	—	—
	—	—	—	—	69,063(20)	737,593	—	—
	—	—	—	—	18,750(23)	200,250	—	—
	—	—	—	—	12,500(22)	133,500	—	—
	—	—	—	—	10,000(24)	106,800	—	—
	—	—	—	—	8,000(25)	85,440	—	—
	—	—	—	—	3,000(26)	32,040	—	—
Jason Young	—	—	—	—	44,173(27)	471,768	—	—
					77,188(20)	824,368	—	—

(1)

Option is subject to accelerated vesting upon a qualifying termination of the executive’s employment with us as described above in “Potential Payments upon Termination, Change of Control or Certain Other Events.”

(2)

For options granted prior to our initial public offering, the amounts in this column represent at least the per-share fair value of a share of our common stock on the date of grant, as determined by our Board or, for options granted after our initial public offering, based on the closing share price of our common stock on the NYSE on the date of grant.

(3)

The shares of common stock underlying the RSUs are subject to accelerated vesting upon a qualifying termination of the executive’s employment with us as described above in “Potential Payments upon Termination, Change of Control or Certain Other Events.”

(4)

The market values of the RSUs in this column that have not vested are calculated by multiplying the number of units shown in the table by the closing share price of our common stock on December 31, 2018, which was $10.68.

(5)

The shares of common stock underlying the PRSUs will vest upon achievement of targets directly tied to the Company’s performance and are subject to accelerated vesting upon a qualifying termination of the executive’s employment with us as described above in “Potential Payments upon Termination, Change of Control or Certain Other Events.”

Vesting Schedule for Outstanding Stock Options and Restricted Stock Units:

Note	Grant Date	Incremental Vesting Dates
(6)	2/17/2016	25% on 2/17/2017; 1/48 monthly for next 3 years.
(7)	2/7/2012	25% on 2/7/2013; 1/48 monthly for next 3 years.
(8)	2/7/2013	25% on 2/7/2014; 1/48 monthly for next 3 years.
(9)	11/14/2013	25% on 11/14/2014; 1/48 monthly for next 3 years.
(10)	11/14/2013	25% on 10/24/2014; 1/48 monthly for next 3 years.
(11)	2/5/2015	25% on 2/20/2016; 25% on 2/20/2017; 25% on 2/20/2018; and 25% on 2/20/2019.
(12)	2/17/2016	25% on 2/17/2017; 25% on 2/17/2018; 25% on 2/17/2019; and 25% on 2/17/2020.
(13)	8/5/2016	25% on 8/5/2017; 25% on 8/5/2018; 25% on 8/5/2019; and 25% on 8/5/2020.
(14)	8/10/2016	25% on 8/10/2017; 1/48 monthly for next 3 years.
(15)	8/10/2016	25% on 8/10/2017; 25% on 8/10/2018; 25% on 8/10/2019; and 25% on 8/10/2020.
(16)	2/14/2017	25% on 2/14/2018; 1/48 monthly for next 3 years.
(17)	2/14/2017	25% on 2/14/2018; 25% on 2/14/2019; 25% on 2/14/2020; and 25% on 2/14/2021.
(18)	9/28/2017

The shares of common stock underlying the PSUs will vest upon achievement of targets directly tied to the Company’s performance on a schedule of 1/6 for achievement of fiscal year 2018, 2019 and 2020 revenue target and adjusted EBITDA target, respectively and are subject to accelerated vesting upon a qualifying termination of the executive’s employment with us as described above in “Potential Payments upon Termination, Change of Control or Certain Other Events.”

(19)	3/1/2018	1/48 monthly for next 4 years.
(20)	3/1/2018	6.25% quarterly for next 4 years.
(21)	5/5/2017	25% on 11/1/2017; 1/48 monthly for next 3 years.
(22)	5/5/2017	25% on 11/1/2017; 25% on 11/1/2018; 25% on 11/1/2019; and 25% on 11/1/2020.
(23)	5/5/2017	25% on 2/20/2018; 25% on 2/20/2019; 25% on 2/20/2020; and 25% on 2/20/2021.
(24)	4/26/2016	25% on 2/20/2017; 25% on 2/20/2018; 25% on 2/20/2019; and 25% on 2/20/2020.
(25)	7/31/2015	25% on 5/1/2016; 25% on 5/1/2017; 25% on 5/1/2018; and 25% on 5/1/2019.
(26)	2/5/2015	25% on 2/20/2016; 25% on 2/20/2017; 25% on 2/20/2018; and 25% on 2/20/2019.
(27)	5/31/2017	25% on 5/31/2018; 25% on 5/31/2019; 25% on 5/31/2019; and 25% on 5/31/2021.

Option Exercises and Stock Vested

The following table provides information regarding exercises of option awards and vesting of stock awards by our NEOs in 2018:

	Option Award		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Released on Exercise ($)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)(1)
Steven Boal	—	—	192,062	2,535,275
Mir Aamir	—	—	260,125	3,438,066
Ron Fior	—	—	59,125	808,674
Chad Summe	—	—	47,437	626,029
Jason Young	—	—	32,537	437,125

(1)

Calculated by multiplying (i) the closing price of our common stock on the vesting date or if such day is the weekend or a holiday, on the immediately preceding trading day, by (ii) the number of shares of our common stock acquired upon vesting.

401(k) Plan

We maintain a tax-qualified retirement plan that provides eligible employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees are able to participate in the 401(k) plan following the date they meet the plan’s eligibility requirements, and participants are able to defer a percentage of their eligible compensation subject to applicable annual Internal Revenue Code (the “Code”) and plan limits. Participants are 100% vested in their deferrals. The 401(k) plan permits us to make matching contributions and profit sharing contributions to eligible participants. We currently make a discretionary matching contribution equal to 50% of salary deferrals, not to exceed the lesser of 3% of compensation or $6,000.  Participants are vested 25% per year in matching and profit sharing contributions allocated to their account. Both employee contributions and Company contributions are allocated to individual participant accounts, and then are invested in investment alternatives selected by each participant. The 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Code.

EQUITY COMPENSATION PLAN INFORMATION

Securities Authorized for Issuance Under Equity Compensation Plans

The following table includes information as of December 31, 2018 for equity compensation plans:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available For future issuance under equity compensation plans
Equity compensation plans approved by security holders	11,526,167(1)	$12.12(2)	8,148,066(3)
Equity compensation plans not approved by security holders	n/a	n/a	n/a
Total	11,526,167		8,148,066

(1)	Excludes purchase rights accruing under our 2013 Employee Stock Purchase Plan.
(2)	The weighted average exercise price relates solely to outstanding stock option shares since shares subject to RSUs have no exercise price.
(3)

Includes 1,650,713 shares of common stock that remain available for purchase under the 2013 Employee Stock Purchase Plan and 6,497,353 shares of common stock that remain available for purchase under our 2013 Equity Incentive Plan. Additionally, our 2013 Equity Incentive Plan provides for automatic increases in the number of shares available for issuance under it on the first day of each year starting on January 1, 2015 and each subsequent anniversary through 2023, by an amount equal to the smaller of (a) 4% of the number of shares of our common stock issued and outstanding on the immediately preceding December 31, or (b) an amount determined by the Board. Our 2013 Employee Stock Purchase Plan provides for automatic increases in the number of shares available for issuance under it on the first day of each year starting on January 1, 2015 and each subsequent anniversary through 2023, equal to the smallest of (a) 400,000, (b) 0.5% of the number of shares of our common stock issued and outstanding on the immediately preceding December 31, or (c) an amount determined by the Board. The amounts in this table do not include the evergreen increase that was effected on January 1, 2019.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 31, 2019, certain information regarding beneficial ownership of our common stock (a) by each person known by us to be the beneficial owner of more than five percent of the outstanding shares of common stock, (b) by each director and nominee for director, (c) by the NEOs (as defined in “Executive Compensation” above) and (d) by all of our current executive officers and directors as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 93,536,042 shares of common stock outstanding at March 31, 2019. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to options held by that person or entity that are currently exercisable or that will become exercisable within 60 days of March 31, 2019. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Quotient Technology Inc., 400 Logue Avenue, Mountain View, CA 94043.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent Owned
Directors, Director Nominee(s) and Executive Officers:
Steven Boal(1)	7,148,887	7.4%
Mir Amir(2)	1,477,902	1.6%
Ronald Fior(3)	335,294	*
Chad Summe(4)	51,695	*
Jason Young(5)	30,035	*
Andrew Jody Gessow(6)	336,992	*
Steve Horowitz (7)	364,242	*
Robert McDonald	—	*
Michelle McKenna(8)	4,433	*
David Oppenheimer(9)	5,387	*
Scott Raskin(10)	24,668	*
Christy Wyatt	—	*
All executive officers, directors and director nominee(s) as a group (12 persons)(11)	9,779,535	10.0%
5% Stockholders:
John H. Burbank III(12)	10,000,000	10.7%
Senvest Management, LLC(13)	6,627,393	7.1%
The Vanguard Group(14)	7,094,104	7.6%
Miller Value Partners, LLC(15)	5,597,325	6.0%
BlackRock Inc. (16)	5,558,066	5.9%
Capital World Investors(17)	5,311,667	5.7%

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.
(1)

Consists of (i) 3,063,850 shares held of record by Mr. Boal, (ii) 912,348 shares held by the SMSEJ Family Trust U/A dated July 18, 2005 of which Mr. Boal is a co-trustee, (iii) 3,237 shares held by the EBB 2011 Trust dated September 23, 2011, of which Stuart Schiff is trustee, (iv) 3,237 shares held by the JMB 2011 Trust dated September 23, 2011, of which Stuart Schiff is trustee, (v) 3,237 shares held by the SEB 2011 Trust dated September 23, 2011, of which Stuart Schiff is trustee, (vi) 18,750 shares issuable upon the vesting of RSUs within 60 days of March 31, 2019, and (vii) 3,144,228 shares that are issuable upon the exercise of stock options, which are currently exercisable or exercisable within 60 days of March 31, 2019. Mr. Boal exercises no voting power and no dispositive power over the shares described in clauses (iii), (iv) and (v) of the preceding sentence.
(2)

Consists of (i) 512,770 shares held of record by Mr. Aamir, (ii) 32,813 shares issuable upon the vesting of RSUs within 60 days of March 31, 2019, and (iii) 932,319 shares that are issuable upon the exercise of stock options, which are currently exercisable or exercisable within 60 days of March 31, 2019.

(3)

Consists of (i) 64,663 shares held of record by Mr.Fior, (ii) 10,001 shares issuable upon the vesting of RSUs within 60 days of March 31, 2019, and (iii) 260,630 shares that are issuable upon the exercise of stock options, which are currently exercisable or exercisable within 60 days of March 31, 2019.

(4)

Consists of (i) 6,581 shares held of record by Mr. Summe, (ii) 6,376 shares issuable upon the vesting of RSUs within 60 days of March 31,2019, and (iii) 38,738 shares that are issuable upon the exercise of stock options, which are currently exercisable or exercisable within 60 days of March 31, 2019.

(5)

Consists of (i) 20,114 shares held of record by Mr. Young, (ii) 3,681 shares issuable upon the vesting of RSUs within 60 days of March 31, 2019, and (iii) 6,240 shares that are issuable upon the exercise of stock options, which are currently exercisable or exercisable within 60 days of March 31, 2019.

(6)

Consists of (i) 185,000 shares held of record by the Gessow Family Trust for which Mr. Gessow serves as trustee and (ii) 151,992 shares that are issuable upon the exercise of stock options, which are currently exercisable or exercisable within 60 days of March 31, 2019.

(7)

Consists of (i) 325,000 shares held of record by Mr. Horowitz and (ii) 39,242 shares that are issuable upon the exercise of stock options, which are currently exercisable or exercisable within 60 days of March 31, 2019.

(8)	Consists of 4,433 shares held of record by Ms. McKenna.
(9)	Consists of 5,387 shares that are issuable upon the exercise of stock options, which are currently exercisable or exercisable within 60 days of March 31, 2019.
(10)	Consists of 24,688 shares that are issuable upon the exercise of stock options, which are currently exercisable or exercisable within 60 days of March 31, 2019.
(11)

Consists of (i) 5,104,470 shares beneficially owned by our current directors, director nominee(s) and executive officers, (ii) 71,621 shares issuable upon the vesting of RSUs within 60 days of March 31, 2019 for the benefit of such individuals and (ii) 4,603,444 shares that are issuable upon the exercise of stock options, which are currently exercisable or exercisable within 60 days of March 31, 2019.

(12)

Based on information set forth in a Schedule 13G/A filed with the SEC on February 9, 2018 by John H. Burbank III, who is the managing member of a certain entity (the “Entity”).  The Entity is the owner of record of an aggregate of 10,000,000 shares. Mr. Burbank has the sole power to vote or direct the vote of and to dispose or direct the disposition of the 10,000,000 shares over which the Entity is owner of record. The address of John H. Burbank III is c/o Passport Capital, LLC, One Market Street, Steuart Tower, Suite 2200, San Francisco, CA 94105.

(13)

Based on information set forth in a Schedule 13G/A filed with the SEC on February 08, 2019 by Senvest Management, LLC.  Senvest Management has sole voting power over zero shares reported, shared voting power over 6,627,393 of the shares reported, sole dispositive power over zero shares reported, and shared dispositive power over 6,627,393 of the shares reported.  The address of Senvest Management is 540 Madison Avenue, 32nd Floor, New York, New York 10022.

(14)

Based on information set forth in a Schedule 13G/A filed with the SEC on February 12, 2019 by The Vanguard Group. The Vanguard Group has sole voting power over 165,509 of the shares reported, shared voting power over 5,129 of the shares reported, sole dispositive power over 6,933,000 of the shares reported, and shared dispositive power over 161,104 of the shares reported.  The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(15)

Based on information set forth in a Schedule 13G/A filed with the SEC on February 14, 2019 by Miller Value Partners, LLC. Miller Value Partners has sole voting power over zero shares reported, shared voting power over 5,597,325 of the shares reported, sole dispositive power over zero shares reported, and shared dispositive power over 5,597,325 of the shares reported.  The address of Miller Value Partners, LLC is One South Street, Suite 2550, Baltimore, MD 21202.

(16)

Based on information set forth in a Schedule 13G/A filed with the SEC on February 08, 2019 by BlackRock Inc. BlackRock Inc. has sole voting power over 5,329,220 of the shares reported, shared voting power over zero shares reported, sole dispositive power over 5,558,066 of the shares reported, and shared dispositive power over zero shares reported.  The address of BlackRock Inc. is 55 East 52nd Street, New York, NY 10055.

(17)

Based on information set forth in a Schedule 13G/A filed with the SEC on February 14, 2019 by Capital World Investors. Capital World Investors has sole voting power over 5,311,667 of the shares reported, shared voting power over zero shares reported, sole dispositive power over 5,311,667 of the shares reported, and shared dispositive power over zero shares reported.  The address of Capital World Investors is 333 South Hope Street, Los Angeles, CA 90071.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than 10% of our common stock, file reports of ownership and changes of ownership with the SEC. Such directors, executive officers and 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent year. Based on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that during 2018, all Section 16(a) filing requirements were satisfied on a timely basis.

INDEMNIFICATION AGREEMENTS

In addition to the indemnification required in our Restated Certificate and Bylaws, we have entered into indemnification agreements with each of our directors and executive officers. These agreements generally provide for the indemnification of such persons for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were serving in such capacity, to the extent indemnifiable under the law. We believe that these charter and bylaw provisions and indemnity agreements are necessary to attract and retain qualified persons as directors and executive officers. Furthermore, as is typical, we have obtained director and officer liability insurance to cover both us and our directors and officers for liabilities that may be incurred in connection with their services to us.

ADDITIONAL INFORMATION

2018 Annual Report on Form 10-K

A copy of our Annual Report on Form 10-K for the year ended December 31, 2018 and our 2019 proxy statement, each as filed with the SEC, is available, without charge, by mailing a request to Investor Relations, Quotient Technology Inc., 400 Logue Avenue, Mountain View, CA 94043. The Annual Report on Form 10-K and proxy statement are also available at the web address shown on the Notice of Annual Meeting of Stockholders and under the “SEC Filings” portion of the “Investor Relations” section on our website at http://investors.quotient.com/investors/sec-filings/default.aspx.

OTHER MATTERS

We know of no other matters that are likely to be brought before the Annual Meeting. If, however, other matters that are not now known or determined come before the Annual Meeting, the persons named in the enclosed proxy or their substitutes will vote such proxy in accordance with their discretion.

ANNUAL MEETING OF STOCKHOLDERS OF

QUOTIENT TECHNOLOGY INC.

June 3, 2019

PROXY VOTING INSTRUCTIONS

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

COMPANY NUMBER	
ACCOUNT NUMBER	

20230403000000000000 6 060319

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSALS 2 AND 4, AND "1 YEAR" FOR PROPOSAL 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

- ☐ FOR ALL NOMINEES
- ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES
- ☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ Steven Boal
- ○ Robert McDonald
- ○ Michelle McKenna

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

	1 YEAR	2 YEARS	3 YEARS	ABSTAIN
3. To indictate, on an advisory basis, the preferred frequency of stockholder advisory votes on the compensation of our named executive officers.	☐	☐	☐	☐

	FOR	AGAINST	ABSTAIN
4. To ratify the selection by the Audit Committee of our Board of Directors of Ernst & Young LLP as Quotient Technology Inc.'s independent registered public accounting firm for the fiscal year ending December 31, 2019.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned Stockholder. If no direction is made, this proxy will be voted "FOR ALL NOMINEES" in Proposal 1, "FOR" Proposals 2 and 4, and "1 YEAR" for Proposal 3.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ______ Date: ______ Signature of Stockholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL   MEETING   OF   STOCKHOLDERS   OF       QUOTIENT   TECHNOLOGY   INC.       June   3,   2019       PROXYVOTINGINSTRUCTIONS  INTERNET   -Access   “www.voteproxy.com”   and   follow   the   on-screen   instructions   or   scan   the   QR   code   with   your   smartphone.   Have   your   proxy   card   available   when   you   access   the   web   page.       TELEPHONE   -Call   toll-free   1-800-PROXIES   (1-800-776-9437)   in   theUnitedStatesor   1-718-921-8500   fromforeigncountriesfromany   touch-tone   telephone   and   follow   the   instructions.   Have   your   proxy   card   available   when   you   call.       Vote   online/phone   until   11:59   p.m.   Eastern   Time   the   day   before   the   meeting.       MAIL   -Sign,   date   and   mail   your   proxy   card   in   the   envelope   provided   as   soon   as   possible.       IN   PERSON   -You   may   vote   your   shares   in   person   by   attending   the   Annual   Meeting.       GO   GREEN   -e-Consent   makes   it   easy   to   go   paperless.   With   e-Consent,   you   can   quickly   access   your   proxy   material,   statements   and   other   eligible   documents   online,   while   reducing   costs,   clutter   and   paper   waste.   Enroll   today   via   www.astfinancial.com   to   enjoy   online   access.         COMPANY   NUMBER   ACCOUNT   NUMBER       NOTICE   OF   INTERNET   AVAILABILITY   OF   PROXY   MATERIALS:   The   Notice   of   Meeting,   proxy   statement,   proxy   card   and   Annual   Report   for   the   year   ended   December   31,   2018   are   available   at   http://www.astproxyportal.com/ast/18720         Please   detach   along   perforated   line   and   mail   in   the   envelope   provided   IF   you   are   not   voting   via   telephone   or   the   Internet.       20230403000000000000   6   060319         SignatureofStockholderDate:SignatureofStockholderDate:  Note:Pleasesignexactlyasyournameornamesappearonthisproxy.Whensharesareheldjointly,eachholdershouldsign.Whensigningasexecutor,administrator,attorney,trusteeorguardian,pleasegivefulltitleassuch.Ifthesignerisacorporation,pleasesignfullcorporatenamebydulyauthorizedofficer,givingfulltitleassuch.Ifsignerisapartnership,pleasesigninpartnershipnamebyauthorizedperson.  Tochangetheaddressonyouraccount,pleasechecktheboxatrightandindicateyournewaddressintheaddressspaceabove.Pleasenotethatchangestotheregisteredname(s)ontheaccountmaynotbesubmittedviathismethod.  INSTRUCTIONS:Towithholdauthoritytovoteforanyindividualnominee(s),mark“FORALLEXCEPT”  andfillinthecirclenexttoeachnomineeyouwishtowithhold,asshownhere:  x2.Toapprove,onanadvisorybasis,thecompensationofournamedexecutiveofficers,asdisclosedinthisproxystatementinaccordancewithSecuritiesandExchangeCommissionrules.  3.Toindictate,onanadvisorybasis,thepreferredfrequencyofstockholderadvisoryvotesonthecompensationofournamedexecutiveofficers.  4.ToratifytheselectionbytheAuditCommitteeofourBoardofDirectorsofErnst&YoungLLPasQuotientTechnologyInc.’sindependentregisteredpublicaccountingfirmforthefiscalyearendingDecember31,2019.5.Totransactsuchotherbusinessasmayproperlycomebeforethemeetingoranyadjournmentsorpostponementsthereof.  Intheirdiscretion,theproxiesareauthorizedtovoteuponsuchotherbusinessasmayproperlycomebeforetheAnnualMeeting.ThisproxywhenproperlyexecutedwillbevotedasdirectedhereinbytheundersignedStockholder.Ifnodirectionismade,thisproxywillbevoted“FORALLNOMINEES”inProposal1,“FOR”  Proposals2and4,and“1YEAR”forProposal3.  FORAGAINSTABSTAINTHEBOARDOFDIRECTORSRECOMMENDSAVOTE"FOR"THEELECTIONOFDIRECTORSAND"FOR"PROPOSALS2AND4,  AND“1YEAR”FORPROPOSAL3.  PLEASESIGN,DATEANDRETURNPROMPTLYINTHEENCLOSEDENVELOPE.PLEASEMARKYOURVOTEINBLUEORBLACKINKASSHOWNHERE1.ElectionofthreeClassIIdirectorstoholdofficeuntilthe2022AnnualMeetingofStockholdersandtheirsuccessorsareelectedandqualified,subjecttoearlierresignationorremoval:  OStevenBoalORobertMcDonaldOMichelleMcKennaFORALLNOMINEESWITHHOLDAUTHORITYFORALLNOMINEESFORALLEXCEPT(Seeinstructionsbelow)  NOMINEES:  2YEARS3YEARSABSTAIN1YEARFORAGAINSTABSTAIN

0    QUOTIENT  TECHNOLOGY  INC.    Proxy  for  Annual  Meeting  of  Stockholders  on  June  3,  2019  Solicited  on  Behalf  of  the  Board  of  Directors    The  undersigned  hereby  appoints  Steven  Boal  and  Connie  Chen  as  proxies,  each  with  the  power  to  appoint  his  or  her  substitute,  and  hereby  authorizes  them  to  represent  and  vote,  as  designated  on  the  reverse  side  hereof,  all  the  shares  of  common  stock  of  Quotient  Technology  Inc.  held  of  record  by  the  undersigned  at  the  close  of  business  on  April  12,  2019  at  the  Annual  Meeting  of  Stockholders  to  be  held  June  3,  2019  at  10:00  a.m.  Pacific  Time  at  400  Logue  Avenue,  Mountain  View,  CA  94043,  and  at  any  adjournment  or  postponement  thereof.    (Continued  and  to  be  signed  on  the  reverse  side.)    1.1  14475